     As filed with the Securities and Exchange Commission on January 6, 2006

   Registration No. 333-

  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MOLD GUARD, INC.

(Exact name of Registrant as specified in its charter)

California	1799	74-3077656
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 458-6653
(949) 458-5938 Facsimile

(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Thomas Blakeley
Chief Executive Officer
American Mold Guard, Inc.
30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 458-6653
(949) 458-5938 Facsimile

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel J. Goldschmidt, Esq.	Debra K. Weiner, Esq.
Morse, Zelnick, Rose & Lander LLP	Wickersham & Murphy, P.C.
405 Park Avenue	430 Cambridge Avenue
Suite 1401	Suite 100
New York, New York 10022	Palo Alto, California 94306
(212) 838-8269	(650) 323-6400
(212) 838-9190 Facsimile	(650) 323-1108 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |   |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |   |

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |   |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  |   |

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount
Title of Each Class of	to be	Price Per Unit/	Offering	of
Securities to be Registered	Registered (1)	Share/Warrant	Price (2)	Registration Fee

Units, consisting of two shares of common
stock, no par value, two Class A warrants
and one Class B warrant, each to purchase
one share of common stock	1,265,000(1)	$14.00 (2)	$17,710,000.00	$ 1,894.97

Common stock included in the units	2,530,000(1)	—	—	—

Class A warrants to purchase common
stock included in the units	2,530,000(1)	—	—	—

Class B warrants to purchase common
stock included in the units	1,265,000(1)	—	—	—

Common stock underlying the Class A
warrants included in the units(3)	2,530,000(1)	$10.50 (2)	$26,565,000.00	$ 2,842.46

Common stock underlying the Class B
warrants included in the units(3)	1,265,000(1)	$14.00 (2)	$17,710,000.00	$ 1,894.97

Representative’s warrants	110,000	—	—	(4)

Units issuable upon exercise of the
representative’s warrants	110,000	$16.80 (2)	$ 1,848,000.00	$ 197.74

Common shares included in the units
underlying the representative’s warrants(3)	220,000	—	—	—

Class A warrants to purchase common
stock included in units issuable upon
exercise of the representative’s warrants	220,000	—	—	—

Class B warrants to purchase common
stock included in the units issuable upon
exercise of the representative’s warrants	110,000	—	—	—

Common stock underlying the Class A
warrants to purchase common stock
included in units issuable upon exercise of
the representative’s warrants(3)	220,000	$10.50 (2)	$ 2,310,000.00	$ 247.17

Common stock underlying the Class B
warrants to purchase common stock
included in units issuable upon exercise of
the representative’s warrants(3)	110,000	$14.00 (2)	$ 1,540,000.00	$ 164.78

Class A warrants to purchase common
stock to be sold by the selling stockholder	227,660	$ 0.125 (5)	$ 28,457.50	$ 3.04

Class B warrants to purchase common
stock to be sold by the selling stockholder	113,830	$ 0.125 (5)	$ 14,228.75	$ 1.52

Common stock underlying Class A
warrants to purchase common stock to be
sold by the selling stockholder	227,660	$10.50 (2)	$ 2,390,430.00	$ 255.78

Common stock underlying Class B
warrants to purchase common stock to be
sold by the selling stockholder	113,830	$14.00 (2)	$ 1,593,620.00	$ 170.52

Total	13,167,980	—	$71,709,736.25	$7,672.95

(1)	Includes 165,000 units issuable upon exercise of underwriters’ over-allotment option.

(2)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

(4)	No registration fee required pursuant to Rule 457 of the Securities Act.

(5)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(i) under the Securities Act. Estimate is based on the value attributed to the Class A and Class B warrants by Nasdaq.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 1,100,000 units by American Mold Guard, Inc. (the “Company Prospectus”) and one to be used in connection with the potential resale of 227,660 Class A warrants and 113,830 Class B warrants by a certain selling securityholder (the “Selling Securityholder Prospectus”) and the 341,490 shares of common stock underlying those warrants. The Company Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein that are labeled “Alternate Page for Selling Securityholder Prospectus.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated January 6, 2006

1,100,000 Units

each consisting of

two shares of common stock, two Class A Warrants and one Class B Warrant

AMERICAN MOLD GUARD, INC.

This is our initial public offering. We are offering 1,100,000 units, each unit consisting of two shares of common stock, two Class A warrants and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 75% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 100% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the Class A warrants at a price of $0.25 per warrant at any time beginning six months after the date of this prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after the closing price for our common stock on the Nasdaq Capital Market has equaled or exceeded 100% of the initial unit offering price for any five consecutive trading days. We may redeem some or all of the Class B warrants, at a price of $0.25 per warrant at any time beginning six months after the date of this prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after our gross revenues, as confirmed by an independent audit, for any 12-month period preceding the notice, are equal to or greater than $20 million.

We anticipate that the initial public offering price of the units will be in the range of $12.00 - $14.00 per unit.

Initially, only the units will trade. The common stock and the warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and warrants begins, trading in the units will cease, and the units will be delisted.

We are applying to list the units, common stock, the Class A warrants and the Class B warrants on the Nasdaq Capital Market and the Pacific Exchange under the symbols “AMGIU,” “AMGI,” “AMGIW” and “AMGIZ,” respectively.

Investing in these units involves significant risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a nonaccountable expense allowance equal to 3% of the total public offering price for the 1,100,000 units offered by this prospectus and to issue to Paulson a warrant covering 110,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.

We have also granted Paulson a 45-day option to purchase up to an additional 165,000 units to cover over-allotments.

Paulson Investment Company, Inc.

The date of this prospectus is _________, 2006

Unless specified to the contrary or the context indicates otherwise, the use of the pronouns “we,” “us,” “our,” and the like shall be deemed to refer to American Mold Guard, Inc., its predecessors, its subsidiaries and their respective predecessors.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. Unless indicated to the contrary, and other than the Consolidated Financial Statements and notes thereto, all information in this prospectus has been retroactively adjusted to reflect the conversion of all of the outstanding shares of our Series A and Series B Convertible Preferred Stock into shares of common stock on the date of this prospectus and a one-for-.341490234 reverse stock split effective on __________ __, 2006.

American Mold Guard provides mold prevention and restoration services to the residential home building industry. Mold prevention services is a growing service application that is currently being used by many builders throughout the United States. We believe that the low cost of prevention compared to the high costs of litigation and remediation provides a compelling value proposition to the builder. Additionally, we believe our value proposition extends to the homeowner by providing a level of health and property liability protection.

Mold contamination is a major contributor to odor, premature aging and spoilage in homes. In addition, mold can cause health problems in humans. Due to the increasing frequency of mold contamination in residential real estate and the heightened public awareness of health problems associated with mold contamination, mold has become a prevalent issue in real estate litigation. Insurance companies are challenging mold coverage under existing policies and writing new policies that specifically exclude mold coverage. We believe that, as mold coverage litigation matures and new exemptions are incorporated into insurance policies, those who claim injury from mold have and will be forced to seek compensation for their alleged damages from other parties such as lenders, builders, building owners, designers, engineers and architects. We believe that this shift in mold responsibility focus will further drive the growth of the mold prevention services industry.

Our solution to the problem of mold contamination involves removing all visible mold contamination from wood, concrete and other construction materials and applying a surface coating solution that prevents microbes from growing on treated surfaces. The materials we use are non-toxic, environmentally safe and provide long-term efficacy against microbial growth. We back our service with a warranty that extends for the entire “statute of repose,” the period during which, under state law, builders have continuing liability for construction defects. This warranty covers both property damage and personal injury arising from mold contamination on any surface that we treat. The personal injury aspect of this warranty is backed by a $2 million pollution liability mold giveback provision under our general liability policy with Evanston Insurance Company, rated A (excellent) by A.M. Best Company.

Our initial business development efforts have focused on single and multi-family residential new construction because we believe this market segment provides our greatest growth opportunity. To date, we have provided our services to over 350 national and regional home builders, including Lennar Corporation, DR Horton, Inc., The Warmington Group and Centex Corporation. We currently operate 11 service centers in four regions - California, Florida, Texas and Louisiana. We believe that our revenue growth has validated our business strategy even though we continue to lose money. For 2003, our revenues were $182,000. In 2004, our revenues were $1.55 million. For the nine month period ended September 30, 2005, our revenues were $4.1 million.

Our objective is to be the dominate provider of mold prevention services in the building industry through the accumulation of market share and through the use of the “Mold Guard” brand. Our primary objective is to continue to build market share. The key elements of our growth strategy include:

•	maximizing our first mover advantage in the regions we currently serve by aggressively pursuing direct sales to large national and regional builders;

•	expanding into new regions by capitalizing on our existing relationships with builders and by aggressively responding to new opportunities, such as the rebuilding of New Orleans and other Gulf Coast communities;

•	continuing to build our “Mold Guard” brand identity;

•	creating industry demand by educating lenders, builders, contractors, architects, insurance companies, and the general public on the health risks and the legal ramifications associated with mold exposure, as well as on the value of our service;

•	expanding our service offerings; and

•	expanding into new market segments.

Corporate Information

Our principal executive office is temporarily located at 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675 and our telephone number is (949) 240-5144. Our web address is www.americanmoldguard.com. None of the information on our website is part of this prospectus.

The Offering

Securities offered	1,100,000 units, each unit consisting of two shares of common stock, two Class A redeemable common stock purchase warrants and one Class B redeemable common stock purchase warrant. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and will be delisted.

Shares of common stock to be outstanding
after this offering	3,763,628

Warrants:

Number of Class A warrants to be outstanding
after this offering	2,658,430

Number of Class B warrants to be outstanding
after this offering	1,329,215

Exercise terms	Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 75% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 100% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradable.

Expiration date	__________, 2011

Redemption	We may redeem some or all of the warrants at any time beginning six months after the date of this prospectus, at a price of $0.25 per warrant, on 30 days’ notice to the holders. However, we may redeem the Class A warrants only if the closing price for our common stock, as reported on the Nasdaq Capital Market has equaled or exceeded 100% of the initial unit offering price for any five consecutive trading days. We may redeem the Class B warrants only if our gross revenue, as confirmed by an independent audit, for any 12-month period preceding the notice is equal to or greater than $20 million.

Proposed Nasdaq Capital Market and Pacific
Exchange symbols	Units	AMGIU
	Common stock	AMGI
	Class A Warrants	AMGIW
	Class B Warrants	AMGIZ

Risk factors	Please refer to “Risk Factors” for a description of the risk factors you should consider.

The number of shares of common stock and the number of Class A and Class B warrants to be outstanding after this offering includes:

•	230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units to be issued to the holders of $1.5 million aggregate principal amount of our 10% unsecured promissory notes due August 31, 2006 (the “Unsecured Notes”), assuming an initial public offering price of $13.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

•	227,660 Class A warrants and 113,830 Class B warrants to be issued to Crestridge Investments AMG Moldguard, L.L.C. (the “Selling Securityholder”) on the date of this prospectus, which are being offered by the Selling Securityholder under a separate prospectus; and

•	an aggregate of 140,522 shares of common stock that we will issue before the date of this prospectus in satisfaction of $58,947 of debt, as an interest payment, in lieu of commissions payable and for services.

Unless otherwise stated, the information contained in this prospectus assumes no exercise of:

•	any of the Class A and Class B warrants (including the Class A and Class B warrants that will be issued to the holders of the Unsecured Notes and to the Selling Securityholder);

•	the over-allotment option granted to the representative to purchase up to an additional 165,000 units;

•	warrants to purchase 110,000 units granted to the representative in connection with this offering; and

•	any other warrants and options outstanding on the date of this prospectus.

Summary Financial Information

	From inception
	(January 13,
	2003) through	Year ended	Nine months ended September 30,
	December 31,	December 31,
	2003	2004	2004	2005

	(in thousands, except share and per share data)

			(unaudited)
Consolidated statement of
operations data:
Revenue	$ 182	$ 1,553	$ 859	$ 4,135
Gross profit	$ (46)	$ 333	$ 180	$ 863
Selling, general and administrative
expenses	$ 1,137	$ 3,303	$ 2,117	$ 3,351
Loss from operations	$(1,183)	$(2,970)	$(1,938)	$(2,488)
Net loss	$(1,184)	$(3,290)	$(1,983)	$(3,001)
Net loss per share-basic and diluted	$ (2.02)	$ (4.24)	$ (2.63)	$ (3.29)
Accumulated preferred stock
dividends per share	$ (0.06)	$ (0.15)	$ (0.12)	$ (0.10)
Net loss per share attributable to
common stock	$ (2.08)	$ (4.39)	$ (2.75)	$ (3.39)
Weighted average number of shares
outstanding-basic and diluted	586,594	776,109	752,864	911,177

The table below summarizes our consolidated balance sheet data at September 30, 2005 on an actual basis, on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

•	a $200,000 unsecured loan that we incurred in November 2005;

•	230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units to be issued to the holders of the Unsecured Notes, assuming an initial public offering price of $13.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

•	conversion of all of the Series A and Series B Preferred Stock into 325,953 shares of common stock; and

•	an aggregate of 140,522 shares of common stock that we will issue before the date of this prospectus in satisfaction of $58,947 of debt, as an interest payment, in lieu of commissions payable and for services.

The pro forma, as adjusted data also takes into account our receipt of approximately $12 million of estimated net proceeds from this offering and the use of approximately $5 million of proceeds to repay our outstanding indebtedness.

Consolidated balance sheet data:

	September 30, 2005

	(unaudited)
			Pro forma
	Actual	Pro forma	as adjusted

		(in thousands)

Current assets	$ 2,461	$ 2,661	$ 9,581
Working capital (deficit)	$(2,765)	$(2,706)	$ 4,294
Total assets	$ 2,801	$ 3,001	$10,001
Total liabilities	$ 5,929	$ 6,069	$ 1,069
Shareholders' equity (deficit)	$(3,127)	$(3,068)	$ 8,932

RISK FACTORS

This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any units. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our independent registered public accounting firm has substantial doubt about our ability to continue as a going concern.

In their report in connection with our 2003 and 2004 financial statements, our independent registered public accounting firm included an explanatory paragraph stating that because we have incurred net losses and have a net capital deficiency and because we require additional funds to meet our obligations and fund the costs of our operations, there is substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing—preferably from the sale of equity securities—to fund future operations and to significantly increase our sales. This offering is a principal element of our plan to move towards profitable operations. Even if this offering is completed, if, in the future, we are unable to achieve positive cash flow from operations or secure additional financing as needed, we may again experience the risk that we will not be able to continue as a going concern.

Our limited operating history makes it difficult for us to accurately forecast our revenues and appropriately plan our expenses.

We commenced operations in September 2002 and incorporated in January 2003. As a result of our limited operating history, it is difficult to accurately forecast our revenue and plan our operating expenses. Revenues and operating results are difficult to forecast because they generally depend on the volume and timing of the job orders we receive, which are uncertain. Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income in a given quarter to be lower than expected or our net loss to be higher than expected. In addition, our limited operating history makes it difficult to evaluate our business and prospects. An investor should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, marketing and sales obstacles and delays, inability to gain customer acceptance of our services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. If we are unable to successfully address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future. This could have an adverse impact on the market price of our securities.

Since our inception, we have incurred net losses in every quarter through September 30, 2005. At September 30, 2005, we had cumulative net losses of $7.5 million and a working capital deficit of $2.8 million. We also have negative cash flows from operations. Our growth strategy is to increase our market share by opening more service centers. This is likely to result in additional losses and negative cash flow for the foreseeable future. We cannot assure you that we will ever become profitable.

Our future success depends on broad market acceptance of mold prevention services, which may not happen. In that case, we may never achieve profitability.

The market for mold prevention services is relatively new and small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, mold prevention services is highly uncertain. Currently, mold prevention services are not required by local building codes or the insurance industry, making it even more difficult for us to market our services. In order to be successful, we must educate property owners, builders and the public on the importance of mold prevention. We believe that one of the major obstacles we face is the lack of knowledge on the importance of maintaining indoor environments mold-free. We spend a considerable amount of time educating property owners, builders, contractors and the general public on the health risks associated with mold exposure and the value of our services. We can provide no assurances that these efforts will be successful in the future. Our success also depends on builders allocating a portion of their construction budget for problem avoidance. In the event that builders do not have funds available for such purpose, the sales of our services will be adversely affected. We cannot assure you that the demand for mold prevention service will become widespread. If the market for mold prevention services fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

A significant portion of the proceeds of this offering will be used to repay debt. The balance may not be sufficient to fully execute on our growth strategy. As a result, we may need to raise additional capital in the future.

Approximately 42.3% of the net proceeds of this offering will be used to repay existing indebtedness, including indebtedness owed to a number of our existing shareholders and only approximately 54.7% of the estimated net proceeds of this offering, or $6.56 million, will be used for expansion, sales and marketing, capital expenditures and working capital. This amount will not be sufficient to execute our growth strategy in full. Since our growth strategy contemplates a national roll-out of service centers in targeted markets, we anticipate that we will need to raise additional capital in the future, particularly if the warrants included in the units offered under this prospectus are not exercised. We could also face unforeseen costs, such as an increase in the cost of raw materials and operating expenses, which would further strain our limited financial resources. Also, our revenues could fall short of our projections because builders could discontinue ordering our services or for reasons unrelated to our services, such as severe weather or natural disasters in a region of the country where we have projected significant sales or a decline in the new construction segment of the residential housing construction industry, which would further increase our operating losses and negative cash flow.

If we need to raise additional capital in the future, we may not be able to do so on terms that are reasonable, if at all. This could have an adverse effect on our operating and financial performance, which, in turn, could negatively impact the market price of our securities.

Other than this offering, we have no arrangements or commitments for additional financings. We do not have any currently identified sources of additional capital on which we could rely. New sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business and our operations and financial condition may be materially and adversely affected. Debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in additional dilution to our existing shareholders.

We may not succeed in establishing the “Mold Guard” brand, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish the “Mold Guard” brand. If we cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues. Promoting and positioning our brand will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience. To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts. If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.

There is very little, if anything, about our service that is proprietary. As such, we are likely to face increasing competition, making it more difficult for us to capture market share.

We do not own any intellectual property or other proprietary rights. The raw materials that we use are not owned or produced by us and are available commercially. Although we believe that the methodology we use in delivering our services is proprietary, there is very little we can do to protect it. Except for our senior executive officers, none of our employees or contractors sign confidentiality, non-compete and non-disclosure agreements. With virtually no barriers to entry, any number of potential competitors could enter the market and provide the same services that we provide. Competitors may misappropriate our methodology or our methodology may otherwise become known or independently developed by competitors. This could materially and adversely affect our business and the value of your investment.

As public awareness of the health risks and economic costs of mold contamination grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of mold-related problems increases and as we demonstrate the success of mold prevention. A rapid increase in competition could negatively affect our ability to develop new and retain our existing clients and the prices that we can charge. Many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs and preferences;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors and customers;

•	devote greater resources to marketing and selling their products or services; and

•	address customer service issues more effectively.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

A significant portion of our sales is derived from a limited number of customers. If any of these customers decide they no longer will use our services, our financial performance will be severely and adversely impacted.

For 2004, we derived approximately 30.0% of our revenue from one major account. For the nine months ended September 30, 2005, that customer accounted for 30.9% of our revenue. We cannot assure you that we can sustain this level of sales to this customer. If we do not diversify our customer base and this customer either stops using our services or reduces its reliance on us, our losses will increase.

If we fail to keep up with changes in our industry, we will become less competitive, which will adversely affect our financial performance.

In order to remain competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards and procedures and customer preferences. We need to continuously develop new procedures and technologies that address new developments in the construction industry in general, the market segments we serve and the regions in which we operate, as well as laws, regulations, rules, standards, guidelines, releases and other pronouncements that are periodically issued by legislatures, government agencies, courts, professional associations and others. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting our services may have a material and adverse effect on our operating results.

We rely on our suppliers to provide us with the raw materials we need to provide mold prevention services and these third parties may fail to deliver us the material we need in a timely fashion, which could adversely affect our reputation and our ability to generate revenues.

We use two products for our mold prevention services: baking soda and an antimicrobial agent. Our ability to service our customers depends on us having a regular and reliable source for these materials. We rely on our suppliers to provide us adequate quantities of these products in a timely manner. A failure by our suppliers to provide us with these key products in a timely manner or in sufficient quantities will have an adverse effect on our ability to satisfy customer demand and could damage our reputation and brand and substantially harm our financial condition and results of operations. Timely delivery of these products could be affected by a number of factors including, labor issues at the supplier and shipper, inclement weather and product availability. We only have a supply agreement covering the antimicrobial agent. Recently, our principal supplier of baking soda was unable to satisfy our demand because it underestimated our needs. As a result, we had to delay fulfilling some of our contracts. If these shortages occur on a regular basis, it will result in lost revenue opportunities, which would have an adverse impact on our financial condition and could negatively impact our reputation, which could have longer term adverse consequences on our ability to grow our business.

We do not have “exclusive” or long-term firm commitments from builders for our services, negating any competitive advantage we get from these relationships.

Although we have ongoing relationships with a number of national and regional home builders, none of these relationships are “exclusive.” In addition, we do not have any long-term firm commitments from builders to use our services. Even “preferred provider” status, which we enjoy with two national home builders, does not guarantee that we will be hired for a particular job or any job with that customer. As a result, our revenues are unpredictable, and we are highly susceptible to competition. There is nothing preventing any of our customers from entering into identical or similar relationships with our competitors or discontinue their relationship with us at any time. If a number of builders were to terminate their relationship with us at the same time or direct business to our competitors, our business, operating and financial condition would suffer.

We have a limited amount of general liability insurance coverage. A large damage award for personal injury or property damage could render us financially insolvent.

There is increasing litigation in the United States over personal injuries caused by mold contamination and jury awards relating to such litigation are significant. If our services fail to prevent mold growth on a surface we treated, a person suffering property damage or personal injury is likely to sue us. In such event, our insurance coverage—$2 million—may not be sufficient. We intend to seek additional liability insurance coverage. However, we cannot assure you that additional insurance will be available to us at a reasonable cost, if at all. Litigation that is launched against us and that results in a large jury award could render us financially insolvent.

Our business may suffer from lack of diversification, which makes us much more susceptible to adverse economic trends. However, if we offer new services, we may harm our brand identity and experience a decline in our operating results.

Currently, we provide a single service—mold prevention—primarily to a narrow segment of the building industry—new home construction. The risks associated with focusing on a limited line of business to a limited market segment are substantial. If the new home construction market declines, if builders and consumers do not accept our services or if there is a general decline in market demand for, or any significant decrease in, the perceived need for our services, we are not financially or operationally capable of introducing alternative services within a short time frame. As a result, lack of acceptance of our services or a significant decline in the demand for our services could cause us to curtail or even cease operations. Recently, we have started to provide pest control services on a limited basis. Expanding our service offerings may require us to incur significant marketing expenses and capital investments, develop sourcing arrangements with new vendors and comply with additional regulatory requirements. These requirements could strain our managerial, financial and operational resources. Also, if we offer a new service that is not well-received by consumers, either because it is not effective or for any other reason, the “Mold Guard” brand and reputation could be adversely affected, our revenues may fall short of expectations and we may incur substantial expenses that are not offset by increased revenues.

Our future success depends on retaining our existing senior executives and hiring and retaining additional management personnel as well as skilled managers and sales personnel for our service centers. Losing any of our key employees or failing to hire new management level personnel could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our future success depends, in part, on the continued active participation of Tom Blakeley, our chief executive officer, and Mark Davidson, our chief operating officer. We do not carry, nor do we anticipate obtaining, “key man” insurance on either of them. If, for any reason, Mr. Blakeley or Mr. Davidson decides to discontinue their active participation in our business, our financial condition or results of operations could be adversely affected. Also, our current management team is not sufficient for our projected needs. As our business grows, we will need to hire a vice president of operations, a marketing director and a director of human resources. Competition for such highly skilled executives in Orange County, California, where our executive offices are located, is intense, and we may find it difficult to hire the people we need.

In addition, we must hire and retain at least one experienced and knowledgeable general manager and sales executive for each region in which we establish a service center. The competition for high-quality, skilled managers and sales personnel in the new home construction industry is intense, causing the search process to be time-consuming and expensive. Moreover, in certain parts of the country, it may also be difficult to find workers to staff the crews needed to perform our services at the construction sites. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing services. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our reputation and financial performance. Our efforts to grow have placed, and we expect will continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

Risks Related to this Offering

Our stock price will fluctuate after this offering, which could result in substantial losses for investors and significant costs related to litigation.

The market price for the units, our common stock and the warrants will vary from the initial public offering price after trading commences. This could result in substantial losses for investors. The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly and seasonal variations in operating results;

•	changes in financial estimates and ratings by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company, our services, our competitors or business in general;

•	additions or departures of key personnel;

•	fluctuations in the costs of materials and supplies;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and in the construction services sector in particular.

The trading prices of companies like us with a limited history of operations, history of losses and operating in a new service industry, have been especially volatile. Investors may be unable to resell our securities that they own at or above the initial public offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in significant costs and divert management’s attention and resources, which could substantially harm our financial condition and results of operations.

We are controlled by a limited number of shareholders, which will limit your ability to influence the outcome of key decisions.

Immediately after this offering, our executive officers and directors will, in the aggregate, own 17.4% of the issued and outstanding shares of our common stock, or 16.0% if the over-allotment option is exercised in full. As a result, these shareholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other shareholders with interests that differ from those of the control group, if these shareholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other shareholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

As a public company, our administrative costs will be significantly higher than they are now, making it more difficult for us to be cash flow positive and profitable.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission as well as Nasdaq and the Pacific Exchange, where we plan to list our securities, have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with becoming a public company, we will create several board committees, implement additional internal controls over financial reporting and disclosure controls and procedures, retain a transfer agent, adopt and administer an insider trading policy and incur costs to prepare, file and distribute periodic reports in compliance with our obligations under the securities laws. We are currently monitoring and evaluating developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of these costs. These new rules and regulations and the increased responsibilities they impose on directors and officers, could also make it more difficult for us to attract and retain qualified members for our board of directors, particularly to serve on our audit committee, and qualified executive officers.

If an active market does not develop for our securities, you may not be able to sell them when you want.

Before this offering, there has been no public market for our securities, and we cannot assure you that an active trading market for the units, our stock or the warrants will develop or that the market price of the units will not decline below the initial public offering price. The initial public offering price of the units will be determined through negotiations between us and the representative. Numerous factors, many of which are beyond our control, may cause the market price of our securities to fluctuate significantly. These factors include announcements of technological innovations or geographic expansion and new customers or new projects for existing customers, our operating performance and that of similar companies, market conditions in the industry, speculation in the press or investment community and the general state of the securities markets. In addition, quarterly fluctuations of our results of operations may also affect the market price of our securities.

We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to potential investors.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the warrants.

In order for you to be able to exercise the warrants included in the units, the underlying shares must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A and Class B warrants included in the units and the common stock underlying these warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

The warrants may be redeemed on short notice. This may have an adverse impact on their price.

We may redeem the Class A and Class B warrants for $0.25 per warrant on 30 days’ notice at any time after the specific redemption conditions in the respective warrants have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption from registration or qualification does not exist. As a result, you would be unable to benefit from owning the warrants being redeemed.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and unit warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 3,763,628 shares of common stock actually issued and outstanding and will have reserved an additional 5.9 million shares of common stock for future issuance as follows:

•	4,000,000 shares underlying the Class A and Class B warrants (including the warrants held by the Selling Securityholder and the holders of the Unsecured Notes);

•	825,000 shares underlying the over-allotment option, including the shares underlying the Class A and Class B warrants included in the units underlying that option;

•	550,000 shares underlying the representative’s warrant, including the shares underlying the Class A and Class B warrants includable in the representative’s warrants;

•	85,373 shares underlying warrants outstanding on the date of this prospectus; and

•	426,863 shares reserved for issuance under our stock option plan.

The common stock included in the units sold in this offering as well as the common stock underlying the warrants, other than those shares held by “affiliates,” as defined by the rules and regulations promulgated under the Securities Act of 1933, as amended, will be freely tradable without restriction. Simultaneously with this offering, we are also registering for resale 227,660 Class A and 113,830 Class B warrants held by the Selling Securityholder and 341,490 shares of common stock underlying those warrants. In addition, we have agreed to register one year from the date of this offering all of the securities included in the units that will be issued to the holders of the Unsecured Notes, which include 230,770 shares of common stock, 230,770 Class A warrants, 115,385 Class B Warrants and 346,155 shares of common stock underlying those warrants (assuming an initial public offering price of $13.00 per unit). Finally, upon the expiration of the one-year “lock-up” agreements to be signed by all of our existing shareholders, approximately ____ unregistered shares will be saleable without restriction under Rule 144(k) promulgated under the Securities Act of 1933 and another _____ unregistered shares will be saleable subject to the timing and volume limitations set forth in Rule 144(d) promulgated under the Securities Act of 1933.

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. While we have general expectations as to the allocation of the net proceeds of this offering, that allocation may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. You will rely on the judgment of our management with only limited information about their specific intentions regarding the use of proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock could be impaired thereby, including, without limitation, with respect to liquidation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	potential government regulation;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities;

•	the possibility of future acquisitions of businesses or assets; and

•	possible expansion into international markets.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The principal purposes of this offering are to repay debt and to provide us with the working capital we need to open new service centers. Assuming a public offering price of $13.00 per unit, after deducting the estimated expenses of this offering, including the underwriting discount of $1,144,000, the representative’s non-accountable expense allowance of $429,000 and other estimated offering expenses of $727,000, we estimate that the net proceeds to us from this offering will be approximately $12,000,000 or $14,000,000 if the representative exercises the over-allotment option in full. We expect to use the net proceeds as follows:

	Approximate	Approximate
Use of Proceeds	Amount	Percentage

Repayment of debt	$ 5,080,000	42.3%
Region expansion and new service centers	1,800,000	15.0
Sales and marketing	700,000	5.8
Capital expenditures	680,000	5.7
Deferred compensation and severance	360,000	3.0
Working capital	3,380,000	28.2

Total	$12,000,000	100.0%

Repayment of debt. At September 30, 2005, our total outstanding indebtedness, including principal and accrued but unpaid interest, was approximately $4.8 million, which includes the Convertible Notes (approximately $2.0 million), the Unsecured Notes (approximately $1.5 million), other unsecured debt (approximately $1.1 million) and accrued interest (approximately $320,000). In November 2005, we borrowed another $200,000 and in December we agreed to issue 16,168 shares of common stock in satisfaction of approximately $59,000 of indebtedness. All of our outstanding obligations will be repaid out of the proceeds of this offering.

Region expansion and new service centers. This is the amount we anticipate investing in new service centers over the next 12 months in regions we are currently serving and in new regions. Over the next 12 months we anticipate expanding into two to four new regions and opening eight to 12 new service centers. The exact number of new regions and new service centers that we open will ultimately depend on availability of capital, new business opportunities and strategic relationships. New regions are more expensive to start because of the investment in full regional infrastructure and time to initial revenue flow. We estimate the total cash investment to open a region and operate it until it becomes cash flow positive, including personnel, equipment and material costs and overhead, is approximately $400,000. We estimate the total cash investment necessary to open a new service center in a region we currently serve and operate it until it becomes cash flow positive is approximately $150,000.

Sales and marketing. This includes the estimated cost of an additional eight sales and marketing personnel as well as the cost of an enhanced sales and marketing program that will target not only builders but insurance companies, lenders, architects and the general public. This program will include direct sales calls, telemarketing, targeted mailing, general advertising and appearances at trade shows and conventions.

Capital expenditures. This amount consists primarily of property, plant and equipment, such as computer and communications equipment, needed to support an increase in business activity. It also includes the cost of upgrading our accounting software should we determine that an upgrade is necessary. It does not include any capital expenditures specifically associated with local service centers.

Deferred compensation. This amount consists of $240,000 of accrued but unpaid compensation due to our chief executive officer and our chief operating officer, as well as a lump sum payment of $120,000 due to our former president who resigned as of November 30, 2005 when this offering is complete. The accrued compensation will be paid over a period of six months beginning 30 days after the date of this prospectus.

Working capital. This amount includes working capital required for our general corporate purposes including rent, utilities, and insurance, as well as the working capital required by our local service centers until they become cash flow positive. A portion of this amount includes the cost of searching for and hiring additional management personnel, including a chief financial officer, a vice president of operations and a director of human resources. We may also use a portion of the proceeds allocated to working capital for reducing our accounts payable and accrued expenses and to increase our general liability insurance coverage. If the representative exercises the over-allotment option, the additional net proceeds of approximately $2.0 million will be added to working capital.

The above information represents our best estimate of our working capital requirements based upon the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for our services, the cost to open new service centers, our marketing efforts, competitive developments, new strategic opportunities, general economic conditions and other factors that we cannot anticipate at this time.

Pending their use, we intend to invest the net proceeds of this offering in interest-bearing, investment grade securities, or, if necessary to avoid being designated an investment company under the Investment Company Act of 1940, United States government securities.

We expect that the net proceeds from this offering, when combined with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the expenditures described above.

DIVIDEND POLICY

We have never declared or paid any dividends and we do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005 on an actual basis, on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

•	a $200,000 unsecured note that we issued in November 2005 and the proceeds from the issuance of that note;

•	230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units to be issued to the holders of the Unsecured Notes, assuming an initial public offering price of $13.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

•	conversion of all of the Series A and Series B Preferred Stock into 325,953 shares of common stock; and

•	an aggregate of 140,522 shares of common stock that we will issue before the date of this prospectus in satisfaction of $58,947 of debt, as an interest payment, in lieu of commissions payable and for services.

The pro forma as adjusted data also take into account our receipt of $12 million of estimated net proceeds from this offering and our use of approximately $5.0 million of those proceeds to repay our outstanding indebtedness and accrued interest thereon.

	September 30, 2005

		(unaudited)
			Pro forma
	Actual	Pro forma	as adjusted

		(in thousands)
Debt	$ 3,644	$ 3,785	$ —
Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares
authorized Series A Redeemable Convertible
Preferred Stock, 499,999 authorized, 499,999
issued and outstanding actual; no
shares issued and outstanding pro forma and pro forma,
as adjusted	625	—	—
Series B Redeemable Convertible Preferred Stock,
1,210,000 authorized, 454,500 issued and
outstanding actual; no shares
issued and outstanding pro forma and pro forma as adjusted	859	—	—
Series C Redeemable Convertible Preferred
Stock, 5,000,000 authorized, no shares issued
and outstanding actual, pro forma and pro
forma as adjusted	—	—	—
Common stock, no par value, 50,000,000 shares
authorized; 866,383 shares issued and
outstanding, actual; 1,563,628 shares issued
and outstanding pro forma; and 3,763,628 shares
issued and outstanding, pro forma as adjusted	1,075	2,559	2,559
Additional paid-in capital	1,789	1,848	13,848
Accumulated deficiency	(7,475)	(7,475)	(7,475)

Total shareholders’ equity (deficiency)	(3,127)	(3,068)	8,932

Total capitalization	$ 517	$ 717	$ 8,932

Debt includes short and long-term notes plus accrued interest as reflected on our balance sheet as of September 30, 2005.

DILUTION

If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of common stock over the as adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrants.

At September 30, 2005, we had a negative net tangible book value of approximately $3.1 million, or approximately negative $2.00 per share based on 1,563,628 shares issued and outstanding on a pro forma basis. After taking into the estimated net proceeds from this offering of $12,000,000, our net tangible book value at September 30, 2005 would have been approximately $8.9 million, or $2.36 per share. This represents an immediate increase of $4.36 per share to existing shareholders and immediate dilution of $4.14 per share, or 63.7%, to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$ 6.50
Pro forma net tangible book value per share at September 30, 2005	$ (2.00)
Increase in net tangible book value per share attributable to new investors	4.36

Net tangible book value per share after the offering		2.36

Dilution per share to new investors		$ 4.14

The following table summarizes as of September 30, 2005 the differences between the existing shareholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid:

						Average
	Shares Purchased			Total Consideration		Price Per

	Number		Percent	Amount	Percent	Share

Existing stockholders	1,563,628	(1)	41.6%	$ 4,326,294	23.2%	$ 2.76
New investors	2,200,000		58.4%	$14,300,000	76.8%	$ 6.50 (3)

Total	3,763,628	(2)	100.0%	$18,626,894	100.0%

(1)   The number of shares owned by existing shareholders includes (i) 230,770 shares of common stock underlying the units to be issued to the holders of the Unsecured Notes on the date of this prospectus, assuming an initial public offering price of $13.00 per unit; (ii) 140,522 shares of common stock to be issued before the date of this prospectus; and (iii) 325,953 shares of common stock to be issued to the holders of our Series A and Series B Preferred Stock on the date of this prospectus. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units.

(2)   Does not include any shares underlying unexercised warrants and options.

(3)   Based on an initial public offering price of $13.00 per unit.

If the representative exercises the over-allotment option in full, the new investors will purchase 2,530,000 shares of common stock. In that event, the gross proceeds from this offering will be $16,445,000, representing approximately 79.2% of the total consideration for 61.8% of the total number of shares of common stock outstanding, and the dilution to new investors would be $3.85 per share, or 59.2%.

To the extent any options or warrants outstanding on the date of this prospectus that have an exercise price of less than $6.50 per share are exercised, you will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statement of operations data for each of the periods in the two-year period ended December 31, 2004 and the consolidated balance sheet data at December 31, 2004 are derived from our financial statements, which have been audited by Haskell & White LLP, independent registered public accounting firm, and are included elsewhere in this prospectus. The consolidated statement of operations data for each of the nine months ended September 30, 2004 and 2005 and the consolidated balance sheet data at September 30, 2005 are derived from unaudited financial statements included elsewhere in this prospectus, and in the opinion of management, include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of such information. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

Consolidated statement of operations data:

	From inception
	(January 13,
	2003) through	Year ended	Nine months ended September 30,
	December 31,	December 31,
	2003	2004	2004	2005

	(in thousands, except share and per share data)
			(unaudited)
Revenue	$ 182	$ 1,553	$ 859	$4,135
Cost of revenue	228	1,220	679	3,272

Gross profit	(46)	333	180	863
Selling, general and administrative
expenses	1,137	3,303	2,118	3,351

Loss from operations	(1,183)	(2,970)	(1,938)	(2,488)
Interest expense	—	(278)	(44)	(512)
Other loss	—	(42)	—	—

Loss before provision for taxes	(1,183)	(3,290)	(1,982)	(3,000)
Provision for taxes	1	1	1	1

Net loss	$(1,184)	$(3,291)	$(1,983)	$(3,001)

Net loss per share—basic and diluted	$ (2.02)	$ (4.24)	$ (2.63)	$ (3.29)

Accumulated preferred stock dividends
per share	$ (0.06)	$ (0.15)	$ (0.12)	$ (0.10)

Net loss per share attributable to
common stock	$ (2.08)	$ (4.39)	$ (2.75)	$ (3.39)

Weighted average number of shares
outstanding — basic and diluted	586,594	776,109	752,864	911,177

Consolidated balance sheet data:
			December 31,	September 30,
			2004	2005

				(unaudited)
			(in thousands)
Current assets			$ 832	$ 2,461
Working capital deficiency			$ (993)	$(2,765)
Total assets			$ 1,062	$ 2,801
Total liabilities			$ 2,100	$ 5,929
Shareholders’ deficiency			$(1,038)	$(3,127)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We provide mold prevention and restoration services to builders of single and multi-family homes. We provide our service to national and regional home builders through 11 service centers located in California, Florida, Texas and Louisiana. To date we have provided services to over 350 builders, including Lennar Corporation, DR Horton, Inc., The Warmington Group and Centex Corporation.

Although our business continues to grow, we continue to lose money on an operating and cash flow basis. However, we believe that the primary reason that we have yet to be cash flow positive and profitable is because we continue to invest in our business by opening new service centers.

Approximately 15% of the proceeds of this offering will be used to open new service centers in regions that we are currently serving and in new regions. Based on our experience, the total cost to open a service center in a new region is approximately $400,000 and the total cost to open a service center in an existing region is $150,000. To staff a region we typically hire a general manager, a sales manager, an operations manager and at least two three-person work crews. The equipment required for a region includes office computers, trucks, compressors, soda blasting equipment and ancillary peripheral equipment. In addition to these costs, there is also the cost for materials, including our antimicrobial agents and baking soda, fuel, rent and other operating expenses. To staff a service center we typically hire a sales representative, an operations manager and at least two three-person work crews. In some cases we may not add a dedicated sales representative to a new center because the area may be covered from another service center. The equipment required for a service center includes office computers, trucks, compressors, soda blasting equipment and ancillary peripheral equipment. In addition to these costs, there is also the cost for materials, including our antimicrobial agents and baking soda, fuel, rent and other operating expenses.

To date, capital constraints have been the biggest obstacle to our growth. Lack of capital has prevented us from aggressively marketing our services. Marketing is an important part of our business plan because builders need to be persuaded to make our mold prevention services standard line items in their budgets. Additional capital will allow us to increase sales and marketing resources in our existing four regions as well as expanding into new regions. The lack of capital has also had negative margin impacts on our service operations in the areas of raw material cost, labor cost and labor productivity. Additional capital will allow us to implement operations improvement programs that we expect will lead to higher gross margins.

Our strategy is to continue to establish new service centers throughout the country. Where we open new service centers and how many we will open will depend on a number of factors including existing customer demand, the strength of the new housing market in a particular region, the extent to which mold may or may not be a problem in a particular region, the availability of capital and other opportunities. In our experience, a new service center usually does not become cash flow positive until it has been operating for at least eight months and it does not become profitable until it has been operating for approximately one year. As a result, an aggressive expansion program would adversely affect our financial performance. On the other hand, we believe that an aggressive expansion policy would enable us to achieve our goal of capturing a larger market share relatively quickly in advance of our existing and potential competitors. One of the challenges we face is balancing our goals of achieving profitability as soon as possible and capturing market share.

In addition, we intend to expand our service offerings to the residential segment of the construction industry to include similar or related services. For example, in February 2005 we acquired Trust One Termite, Inc., a provider of pest control services. As a result, we are now a licensed pesticide operator in California and can offer pest prevention treatments to our customers in the State of California. We issued 3,428 shares of common stock, valued at $12,500, for all of the stock of Trust One. At the time of acquisition, Trust One’s assets included $9,000 of cash.

We measure our business using both financial and other operating metrics. The financial metrics include revenue, gross margin, operating expenses and income from continuing operations. The operating metrics include (i) new sales order activity, (ii) service schedule, (iii) material usage, and (iv) crew productivity.

New Sales Order Activity. With this metric we measure the level of new customer commitments in terms of new clients and dollar value of orders. We use this metric to gauge the effectiveness of our sales efforts. The data is gathered by sales representatives, by region and by month. We monitor new order activity between project type: single-family versus multi-family. We also analyze new orders based on our customer segmentations of regional builders and national builders.

Service Schedule. We utilize this data to evaluate the demand for services in each service center or region. This measurement allows us to identify unused service capacity and to shift capacity, when necessary, to service centers with greater demand.

Material Usage. As material cost represents a key component of our total cost of service, we use this metric to gauge the relative usage of material in each service center and region. The material usage rate for soda can vary depending on the amount of mold contamination on the wood surfaces required to be removed, the relative humidity of the region and the proficiency of the crews. We monitor the material usage rate in order to help identify service centers that may need operational improvements or training to decrease their relative cost of service.

Crew Productivity. This measure focuses on our cost of service. We have planning standards for each region that we use to plan crew labor requirements. Measuring productivity, how many square feet of construction are treated in a day, allows us to analyze the effectiveness of our labor force and crew leaders. Anticipated productivity by project is also a determining factor in project pricing. Again, the productivity levels vary depending on the type of project (single-family versus multi-family), the climate conditions, the training level and experience of the crew and the amount of mold contamination to be removed from the project.

Our Business Growth

Our revenue growth in 2004 and 2005 is a result of expansion within existing regions and into new regions. Since the beginning of 2004, we have established new operations in California (expanded to northern California in February 2004), Florida (opened in May 2004), Texas (opened in October 2004) and Louisiana (opened in October 2005).

Revenue growth by region for 2004 and 2005 is itemized in the table below:

Quarterly Revenue by Region
(in thousands)

Region	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05

California	$ 70.9	$283.8	$351.2	$442.4	$492.8	$714.9	$868.1
Florida	—	1.6	151.5	236.1	348.6	304.6	484.8
Texas	—	—	—	15.1	117.7	101.8	174.5
Other	—	—	—	—	27.8	142.9	356.1

Total	$ 70.9	$285.4	$502.7	$693.7	$986.9	$1,264.2	$1,883.6

•	The California region currently has six service centers serving the Bay Area, Sacramento, Fresno and Southern California. We had $1,148,000 in revenue for 2004 and $2,076,000 in revenue for the first nine months of 2005 in California, an 81% increase in year-to-date 2005 over the full year 2004.

•	The Florida region, which opened in May 2004, currently has three service centers serving Tampa, Orlando and south Florida. We had $390,000 in revenue for 2004 and $1,138,000 in revenue for the first nine months of 2005 in Florida, a 192% increase in year-to-date 2005 over the full year 2004.

•	The Texas region, which opened in October 2004, currently operates out of one service center in Houston. We had $15,000 in revenue for 2004 and $394,000 in revenue for the first nine months of 2005 in Texas.

We opened a service center in New Orleans in October 2005 in response to the demand for mold restoration services resulting from damage caused by Hurricane Katrina. As a result of Hurricane Katrina, many homes in the New Orleans suffered extensive water damage and mold contamination. Rather than demolish the homes entirely, restoration companies are removing all the sheetrock, wall board and other materials so that all that is left of the homes are the exterior walls and the wood frame. The restoration companies then hire companies like us to come in and remove the mold contamination.

Revenues included under “other” include revenues for mold prevention services on large multi-family projects outside the four regions, from our Trust One termite control business and from other ancillary services that we may provide.

Customer Growth Focus

We analyze our customer activity in categories of national builders and regional builders. An estimated 30% of the national home building market is controlled by the top 20 national builders, with the remaining 70% controlled by regional builders. Builder Online magazine recently ranked the Top 100 builders nationally. According to a recent ranking of the top 100 U.S. home builders published by Builder Online magazine, we have serviced projects with three of the top four national builders: D.R. Horton, Inc., Lennar Corporation and Centex Corporation. To date, we have developed a solid working relationship with Lennar where we have serviced projects in nine of their regional divisions in California and Florida. Lennar projects accounted for approximately 31% of our total revenue for the nine months ended September 30, 2005. We had several multi-family projects completed or in process in California for D.R. Horton. D.R. Horton projects accounted for 2% of our total revenues for the nine month period ended September 30, 2005. Our work for Centex Corporation includes projects in California and Texas.

Many builders are involved in single-family and/or multi-family construction. We monitor each type of project separately for operational efficiency and scheduling purposes. We also monitor our sales activities with national builders to look for opportunities to leverage our business across multiple regions. This provides our sales force with the ability to reference completed projects for a national builder in that builder’s other regional divisions. For example, we routinely reference projects serviced in California and Florida for Lennar when we are selling to new prospective Lennar divisions. We believe that it is important to have sales efforts with national builders targeted at the regional level as well as the corporate level. These accounts are strategic to our business, both in terms of their potential revenue size and of their leadership position in the residential construction industry.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements that have been prepared according to accounting principles generally accepted in the United States. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate these estimates on an ongoing basis. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We consider the following policies to be the most important to the portrayal of our financial condition.

Revenue Recognition

Revenue is based on contracts for agreed upon fees entered into with customers for the services to be completed and is recognized when the service is completed, the amount of the service and contract value is determinable and collection is reasonably assured. The resulting accounts receivable are reported at their principal amounts adjusted for an estimated allowance for uncollectible amounts, if appropriate.

Product Warranties

We provide a general warranty that extends for the entire “statute of repose,” the period during which, under the various state laws, builders have continuing liability for construction defects. In general, the period on continuing liability is between ten and fifteen years depending upon the state in which the service has been provided. The warranty covers both property damage and personal injury arising from mold contamination on any surface we treat. The personal injury portion of the warranty is supported by a $2 million pollution liability mold giveback provision under our general liability policy. We estimate our exposure to warranty claims based upon historical warranty claim costs. We review these estimates on a regular basis and adjust the warranty provisions as actual experience differs from historical estimates or other information becomes available. However, we do not have, at this time, sufficient experience to determine if a reserve is required and/or if the coverage under the general liability policy is sufficient should claims be filed against us. To date, we have not been required to perform under the terms of its warranty provisions, and we are not aware of any pending or threatened claims.

Stock-Based Compensation

We have elected to account for stock-based compensation using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” We measure employee compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) whereby compensation expense is recognized for the excess, if any, of the fair value of our common stock over the option price on the date the option is granted. No such compensation expense was recognized during the period from inception, January 13, 2003, through September 30, 2005. We recognize compensation expense related to grants of options/warrants to non-employees in accordance with the fair value provisions of SFAS No. 123.

Debt Discount

Some of our financing transactions involved convertible debt or both debt and equity instruments. In those cases where the financing includes both debt and equity instruments, we are required to allocate the proceeds received in these transactions to the underlying debt and equity instruments based on their relative estimate fair values. The amounts we allocate to the equity instrument are then amortized into interest expense over the expected life of the debt instrument. For debt instruments that are convertible into shares of our common stock, we are required to compute a beneficial conversion feature if the conversion rate is lower than the estimated fair value of the stock into which the debt is convertible. The amount of the beneficial conversion feature is amortized into interest expense over the expected life of the debt.

Results of Operations

Comparison of Nine Months Ended September 30, 2004 and 2005

	Nine months ended September 30,

	2004		2005

	(unaudited)
		Percentage		Percentage	Increase/
	Amount	of revenue	Amount	of revenue	(decrease)

	(all dollar amounts are in thousands)
Revenue	$ 859	100.0%	$ 4,135	100.0%	$3,276
Cost of revenue	679	79.0	3,272	79.1	$2,593

Gross profit/margin	180	21.0	863	20.9	$ 683
Selling, general and administrative expenses	2,117	246.4	3,351	81.0	$1,234

Loss from operations	(1,938)	(225.6)	(2,488)	(60.2)	$ 550
Interest expense	(44)	(5.1)	(512)	(12.4)	$ 468

Loss before provision for taxes	(1,982)	(230.7)	(3,000)	(72.6)	$1,018
Provision for taxes	1	0.1	1	—	$ —

Net loss	$(1,983)	(230.8)%	$(3,001)	(72.6)%	$1,018

Revenue

Revenue for the nine months ended September 30, 2005 increased 381% compared to revenue for the nine months ended September 30, 2004. Revenue growth was achieved in all of our operating regions. In the 2005 period, California revenue accounted for $2.1 million or approximately 52% of our revenue and Florida accounted for $1.1 million or approximately 28% of our revenue.

In addition to regional tracking, we also track revenue by the type of customer. Currently, we view our customers as comprising three distinct categories - national builders, regional builders and multi-family project builders. Our revenue has increased across all three categories from the nine months ended September 30, 2004 to the nine months ended September 30, 2005. Revenue for the national builder group totaled $1.4 million for the period, an increase of 366% from the same period in 2004. Revenue for the regional builder group totaled $1.4 million for the period, an increase of 742% from the same period in 2004. Revenue for the multi-family group totaled $1.2 million for the period, an increase of 211% from the same period in 2004.

Cost of Revenue

Cost of revenue includes the material, labor and other costs directly related to providing our services, including the depreciation expense relating to equipment used to provide our services. Gross margins for both periods were virtually identical. However, we have taken steps, some of which are discussed below, to reduce our cost of revenue and improve our gross margins. We believe these steps helped improve our gross margins in the third and fourth quarters of 2005.

Our lack of capital has had a negative margin impact on our service operations in the areas of raw material cost, labor cost and labor productivity. For example, prior to June 2005, we could not afford our own workman’s compensation insurance policy and were therefore forced to hire workers from employee leasing firms or labor agencies, both of which are considerably more expensive than if we hired our workers directly. In June 2005, we qualified for and initiated our own national workman’s compensation insurance policy. As a result, we believe our gross margins will improve.

Raw material costs have increased as a percentage of revenue from 10% in the first nine months of 2004 to 18% for the same time period in 2005. This increase is attributable to higher freight and shipping costs in 2005 as fuel prices and overall shipping costs have increased. The lack of working capital has forced us to order raw materials in smaller lot sizes to conserve cash; the smaller lot sizes, however, limit our ability to receive volume discounts and also increase our shipping costs. The increase in the number of projects in Florida and Texas has also contributed to material cost increases as higher amounts of materials are used in these regions due to high level of humidity and a higher rate of evaporation.

Direct labor cost as a percentage of revenue is consistent across both periods at 38% and 37% respectively. As the largest component of our cost of service, direct labor cost is a primary focus area for our operations. Direct labor cost as a percentage of revenue decreased to below 30% in the three months ended September 30, 2005, primarily as a result of savings from the workman’s compensation policy change described above.

Other costs of revenue include costs associated with fuel, service vehicle rental, equipment rental, equipment depreciation, direct supplies and other costs directly associated with the services we provide. Other direct costs have increased as a percentage of revenue from 10% in the first nine months of 2004 to 18% for the same time period in 2005. Increases in the cost of gasoline and increasing reliance on rental vehicles and equipment to service an increasing number of job sites are some of the primary contributors to our higher cost of revenue in the 2005 period. By purchasing new equipment, we will be able to reduce our reliance on rentals, which should improve our gross margins.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include corporate and regional overhead such as compensation and benefits for sales, administrative and executive personnel, rent, insurance, professional fees, non-cost of revenue related travel, marketing and office related expenses. Selling, general and administrative expenses for the nine months ended September 30, 2005 totaled $3.4 million, an increase of $1.2 million, or 58%, from the same period in 2004. Approximately $1.1 million of this increase is primarily attributable to our growth, including increased payroll, rent, telecommunication costs, travel, office supplies, insurance and postage. Approximately $105,000 is related to the selling, general and administrative costs of Trust One Termite, which we acquired in February 2005. Marketing costs accounted for approximately $81,000 of the increase and depreciation expense resulting from capital asset purchases resulting from the increase in staffing accounted for $19,000 of the increase. Approximately $180,000 represents the value of warrants accrued in the year ended December 31, 2004 and issued in January 2005 to satisfy an interest obligation to one of our creditors.

Interest Expense

Interest expense for the nine months ended September 30, 2005 totaled $512,000, an increase of $468,000 over the same period in 2004. The increase is directly attributable to the increase in debt financings in the fourth quarter of 2004 and the first three quarters of 2005. Of the amount incurred in 2005, $171,000 represented interest paid in cash or stock or accrued during the period, $25,000 represented amortization of debt discount on the Convertible Notes and $316,000 represented amortization of the beneficial conversion feature as the Convertible Notes have an effective conversion price below the deemed fair market value of our stock on the date of issuance.

Provision for Taxes

This amount, $800, represents California franchise taxes.

Comparison of Periods Ended December 31, 2003 and 2004

	From inception
	(January 13, 2003)		Year ended
	through December 31, 2003		December 31, 2004

		Percentage of		Percentage of	Increase/
	Amount	revenue	Amount	revenue	(decrease)

	(all dollar amounts are in thousands)
Revenue	$ 182	100.0%	$ 1,553	100.0%	$1,371
Cost of revenue	228	125.3	1,219	78.6	$ 991

Gross profit/margin	(46)	(25.3)	333	21.4	$ 379
Selling, general and administrative expenses	1,137	624.7	3,303	212.7	$2,166

Loss from operations	(1,183)	(650.0)	(2,970)	(191.2)	$1,787
Interest expense	—	—	278	(17.9)	$ 278
Other loss	—	—	(42)	(20.6)	$ 320

Loss before provision for taxes	(1,183)	(650.0)	(3,290)	(211.8)	$2,107
Provision for taxes	1	0.5	1	—	$ —

Net loss	$(1,184)	(650.5)%	$(3,291)	(211.9)%	$2,107

Revenue

Revenue for the year ended December 31, 2004 increased 753% compared to revenue for the period ended December 31, 2003. Revenue growth was primarily driven by the shift in our focus in late 2003 from mold testing for consumers to mold prevention in the new construction industry. Revenue related to mold testing and prevention for consumers in 2003 totaled approximately $55,000 and those services were generally discontinued in late 2003 as we focused all of our resources on new construction mold prevention services.

In 2004, California revenue accounted for $1.1 million, or approximately 74% of revenue, while Florida revenue accounted for $0.4 million or approximately 25% of revenue.

Cost of Revenue

Cost of revenue for the year ended December 31, 2004 totaled $1.2 million, an increase of 435% compared to the cost of revenue for the period ended December 31, 2003. The increase was a result of increased cost of materials and labor. We also experienced an increased cost of revenue as we added service centers in Florida and Texas in 2004. The additional costs associated with these new service centers included training cost for new field technicians, service center start-up costs and labor productivity inefficiencies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2004 totaled $3.3 million, an increase of $2.2 million, or 191%, from 2003. The increase in absolute terms is primarily attributable to increased headcount and other expenses related to our expansion in California ($0.6 million), Florida ($0.3 million) and Texas ($0.1 million). In addition, our corporate expenses increased due to increased headcount ($0.5 million), compensation expense related to various stock grants ($0.5 million) and increases due to our new general liability policy ($0.1 million). The 2004 amount includes noncash compensation charges (common stock issuances) of approximately $656,000 for employees, directors and third party service providers. The 2003 amount includes noncash charges of $294,000.

Interest Expense

Net interest expense from the year ended December 31, 2004 totaled $278,000, of which $120,000 constitutes interest paid in cash or in stock or accrued during the year; $30,000 represents amortization of debt discount and $128,000 represents the value of a warrant issued to the holder of an unsecured note in settlement of a dispute over the terms of that indebtedness.

Other Loss

In 2004, we reported a loss of $42,000 as a result of a non-insured theft of capital assets.

Provision for Taxes

The amount, $800, represents California franchise taxes.

Liquidity and Capital Resources

Historically, we have financed our working capital requirements through internally generated funds and sales of equity and debt securities. Through September 30, 2005, we raised approximately $4.6 million from the sale of debt securities and approximately $1.5 million from the sale of equity securities. In addition, we have issued shares of common stock in payment of $1.2 million worth of obligations including interest payments, salaries and directors’ fees. On a cumulative basis, we have incurred losses in excess of $7.6 million since inception.

Our working capital deficit as of September 30, 2005 was approximately $2.8 million and as of December 31, 2004 was approximately $1.0 million. Our current ratio at September 30, 2005 was .47 to 1. The current ratio is derived by dividing current assets by current liabilities and is a measure used by lending sources to assess our ability to repay short-term liabilities. The key components of our current liabilities as of September 30, 2005 are short-term debt, which includes all our unsecured indebtedness, accounts payable and accrued payroll, which includes earned but unpaid salaries, wages and commissions. The principal reasons for this increase in our working capital deficit included the following:

•	Accounts receivable increased by $778,000. During the quarter ended September 30, 2005 revenue increased by $652,000 over the prior quarter. Substantially all of this increase was collected in the fourth quarter of 2005, and we do not expect any difficulties in collecting the balance.

•	Accounts payable and accrued liabilities increased by $670,000 principally due to the increase in revenues during the three months ended September 30, 2005 and due to other actions we took to better manage payments to vendors.

•	Short term debt increased by $1,970,000. During the period from July through September 2005, we issued $2.0 million of unsecured notes, the proceeds of which were used for working capital.

•	Accrued salary, wages and commissions increased by $347,000. The increase in accrued payroll is due to an increase in our work force, the decision by senior management to defer a portion of their wages, an increase in commissions payable that can be traced directly to the increase in revenue, and bonuses payable to senior management based on revenue growth. These bonuses are ultimately payable 70% in common stock and 30% in cash over a six month period beginning 30 days after the completion of this offering.

•	Accrued interest increased by $250,365.

•	Inventories, other assets and deferred offering costs increased by $492,000.

•	Cash increased by $359,000.

For the nine months ended September 30, 2005, net cash used by operating activities was approximately $1.6 million. For the nine months ended September 30, 2004, net cash used by operating activities was approximately $1.3 million. The primary components of our operating cash flows are our net loss adjusted for non-cash expenses and the changes in accounts receivable and accounts payable.

Capital expenditures for the nine months ended September 30, 2005 were approximately $200,000, most of which constituted equipment purchases used directly to generate revenue. In comparison, cash used in investing activities for the nine months ended September 30, 2004 was approximately $156,000 all of which was the purchase of capital equipment. Capital equipment purchases anticipated for the following 12 months would be predominately assets used in connection with the direct production of revenue, such as trucks, compressors and soda blasting and spraying equipment.

For the nine months ended September 30, 2005, cash flow from financing activities was approximately $2.0 million, which included the sale of $950,000 aggregate principal amount of Convertible Notes net of debt discount of approximately $700,000 and the sale of the Unsecured Notes in the aggregate principal amount of $1.5 million and other unsecured notes in the aggregate principal amount of approximately $500,000. For the nine months ended September 30, 2004, net cash from financing activities was $1.4 million, representing the sale of $500,000 aggregate principal amount of Convertible Notes and approximately $900,000 worth of Series B Preferred Stock.

We believe that the net proceeds of this offering together with cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

In the future, we may issue additional debt or equity securities to satisfy our cash needs. Any debt incurred or issued may be secured or unsecured, at a fixed or variable interest rates and may contain other terms and conditions that our board of directors deems prudent. Any sales of equity securities may be at or below existing market prices. We cannot assure you that we will be successful in generating sufficient capital to adequately fund our liquidity needs.

Seasonality and Cyclicality

We have not been in business long enough to have gone through multiple business cycles to assess what impact they would have on our business. We do know, however, that, in general, the construction industry slows down considerably after Thanksgiving and does not pick up again until after early in the new year. We believe this fact will have an adverse impact on our fourth quarter operating results. In addition, as is typical in the construction industry, our results of operations could be adversely impacted by weather conditions; this is true in our current southern locations and we expect it to be more of a factor as we expand into cold-weather regions.

Effect of Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) determined that the effective date for adoption of SFAS No. 123R, Share-Based Payment would be the first interim or annual period after June 15, 2005. In April 2005, the Securities and Exchange Commission changed the effective date to the first fiscal year beginning after June 15, 2005. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires us to measure compensation cost for all outstanding unvested share-based awards at fair value beginning on January 1, 2006. SFAS No. 123 defines the fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies had been encouraged, but were not required to adopt the fair value method of accounting for employee stock based transactions. Companies were also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, but were required to disclose in a note to the financial statements the pro forma effect as if the Company had applied SFAS No. 123. We apply APB Opinion No. 25 and related interpretations in accounting for stock-based transactions with employees and comply with the disclosure requirements of SFAS No. 123 and No. 148.

We will begin accounting for share-based payments in accordance with SFAS No. 123R effective with the beginning of our 2006 calendar year. As of the required effective date, all public entities and those nonpublic entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. Nonpublic entities that used the minimum value method in Statement 123 for either recognition or pro forma disclosures are required to apply the prospective transition method as of the required effective date. The adoption of SFAS No. 123R and the corresponding recognition of compensation cost is expected to have a material impact on our financial statements; however, the specific impact is not presently known. When the specific impact of SFAS No. 123R is determined, we may consider implementing modifications to our long-term compensation plans, including adopting alternative compensation arrangements. We are not presently aware of any other significant issues that might result from adoption of the standard.

BUSINESS

We provide mold prevention and restoration services to home builders in the United States. We believe that the low cost of prevention compared to the high costs of litigation and remediation provides a compelling sales proposition. In addition, we believe that single and multi-family residential new construction represents the greatest market growth opportunity within this industry and that is where we currently are focusing our efforts. However, other markets, including commercial and industrial, not-for-profit (such as hospitals and schools) and government buildings, present future business expansion opportunities.

Industry Background

Over the past few years, mold contamination in buildings has emerged as a serious problem both as a health issue and as an economic issue. Fungi commonly found in buildings with water intrusion problems include Stachybotrys, Aspergillus, Penicillium and Trichoderma. Several mold species can produce a wide variety of mycotoxins that can enter the body via inhalation or contact with the skin. Even in low concentrations, mycotoxins can cause adverse health effects, including skin irritation, respiratory disease, cancer, and immune disorders. Mycotoxins elicit a toxic response in virtually all individuals who come in contact with them. Stachybotrys, a well-known mycotoxin-producing mold, has received much publicity from the media, especially regarding high-profile closings of public and private buildings, schools, courthouses and hospitals. Inhaling of mold spores may lead to or exacerbate allergic reactions or cause toxic effects or infections. Allergic reactions include asthma, Hypersensitivity Pneumonitis (HP) and allergic rhinitis. Skin contact with mold spores may cause dermatitis, noted by visible red itchy patches of skin. The most common symptoms associated with allergic reactions are runny nose, eye irritations, cough, congestion and aggravation of asthma. A wide variety of symptoms has been attributed to the toxic effects of mold. Symptoms such as fatigue, nausea, headaches, respiratory distress and eye irritation have been reported.

The media has helped increase public awareness of the health risks posed by mold contamination. Many of the reports place the blame for mold contamination on builders, owners, building managers, designers, engineers, architects, or insurance companies and may be a contributing factor to the increase in single-party and class action lawsuits. Insurers have seen mold-related claims rise dramatically over the last several years. These claims have been driven in part by significant jury verdicts in cases like Ballard v. Farmers ($32 million verdict reduced to $4 million on appeal) and Anderson v. Allstate ($18 million verdict reduced to $2.4 million), involving mold damage to the insured’s homes, where the insurance companies were alleged to have breached their duty of good faith and fair dealing and were held liable for not properly responding to the insured’s claims for coverage. Insurance companies are countering by challenging mold coverage under existing policies and attempting to revise new policies to ensure mold coverage is not available. As this mold coverage litigation matures and the new exemptions are implemented, those who claim injury from mold will be forced to target other parties, like builders, owners, designers, engineers, architects and product manufacturers. In a recent California case, a couple who claimed their son suffered brain damage from toxic mold in their home reached a $22.6 million settlement with the lumberyard that supplied the wood and 16 other defendants.

Mold prevention is a new service within the general construction industry. As a result, there is a shortage of data in terms of how much money is actually being spent on mold prevention services, but we do know that awareness of the problems caused by mold is increasing and the mold prevention industry is emerging. We measure the size of the industry in terms of potential business. For example, in southern California new residential construction for 2005 is predicted to be 177.1 million square feet. Based on our average service pricing, the total potential market for mold prevention services in the southern California region is approximately $62.0 million annually. We have treated approximately 3.4 million square feet in southern California to date in 2005, or approximately 1.9% of the total market. Applying this analysis to all the markets that we serve, we have treated approximately 16.9 million square feet to date in 2005, representing approximately 3.3% of those markets. We believe that this makes us the largest mold prevention service company in the United States.

We believe the mold prevention service industry will grow for the following reasons:

•	Mold contamination in residential real estate construction is unavoidable. Wood and wood byproducts are still, by far, the primary material used in residential real estate construction. Because the wood is exposed to the elements before and during the construction process, most buildings are contaminated even before the structure is sealed. Even after construction is completed, leaks, lack of proper ventilation, lack of light and other construction defects, even if they do not compromise the integrity of the structure, create an optimum environment for mold to grow.

•	Insurance against mold contamination is extremely expensive. The increase in the number of mold-related insurance claims has prompted many insurance companies to carve mold coverage out of general liability policies. Insurers who underwrite pollution legal liability policies do offer mold coverage as part of environmental insurance policies. However, this type of policy enhancement is expensive, involves high deductibles and is limited in scope. According to the Environmental Risk Resources Association, the cost of adding mold coverage to a pollution legal liability policy is typically 7% to 10% of the amount of coverage purchased, with a 10% to 15% deductible. So, for example, a $1 million liability policy would have an additional annual premium of $70,000 to $100,000 and a deductible ranging from $100,000 to $150,000 if mold coverage were added to the policy. Of course, insurance coverage is not a guarantee against being sued and may only provide limited coverage for the economic loss.

•	The cost of remediation is extremely high. We believe that the cost of remediation could be as high as $50 per square foot.

•	The economic impact of mold contamination is broad. Lenders are increasingly concerned over mold contamination as it affects the value of their collateral and, as a result, are requiring builders and developers to implement various prevention and management policies and practices that will minimize the risk. For example, the U.S. Department of Housing and Urban Development recently instituted a policy requiring buildings to be certified as “mold free” as a condition for financing.

•	Public awareness of the health risks related to mold is growing. There is a growing recognition of the total economic cost of indoor pollutants in general and mold in particular. In 2005, the California Air Resources Board estimated the annual cost to California’s economy attributable to mold hazards, due to premature deaths, medical costs, lost worker productivity and related impacts, was $220 million.

Our Business

Our business is removing existing mold spores from wood and other building materials used in residential construction and preventing future mold growth on these materials by coating them with an antimicrobial solution. Mold growth requires mold spores, a food source (e.g. wood) and moisture. Mold is ubiquitous and present in every residential home. As a result, builders, engineers and architects have dedicated their mold prevention efforts to developing sealed structures to prevent water or moisture from seeping into areas where mold spores already exist. However, that approach does not work due to one or more of the following factors: design defects, engineering defects and living habits. From an engineering standpoint, it is impossible to design a building that is 100% waterproof. First, all structures are exposed to climatic elements including rain, sleet, snow and humidity. Second, all residential homes have water pipes that run behind walls that can leak or even rupture. Moisture is also created when warm air passes over pipes carrying cold water, resulting in condensation. Third, because of the trend towards energy conservation that began in the 1970’s, moisture that gets trapped behind walls typically has little or no opportunity to evaporate. Finally, it is difficult to regulate the living habits of the occupants.

We take an entirely different approach to the problem. We have developed an environmentally-friendly three-step process that removes all visible mold growth from exposed building surfaces and applies an anti-microbial coating that prevents future mold growth. First, we use a soda blasting technique to remove all traces of mold contamination on all exposed building surfaces, whether wood, metal or concrete. Second, we clean the entire area to remove all residue of the soda, contaminants and debris. Finally, we apply our antimicrobial agent to all exposed surface areas contracted by the builder.

We use two products in our process: baking soda for mold removal and an antimicrobial agent for mold growth prevention. Currently, we use an antimicrobial product manufactured in the United States exclusively for our use, which is a silicone-based product that is odorless and colorless. When applied, it bonds to the surface to prevent mold growth. A surface treated with this antimicrobial agent acts like a “bed of nails” to microbes, rupturing microbial membranes on contact. The chemistry underlying the antimicrobial agent we use, which has been in existence for over 30 years, is non-toxic, environmentally safe and provides long-term efficacy against microbial growth. It has been certified by BuildingGreen, Inc. as a “green” product.1

1	BuildingGreen, the publisher of Environmental Building News and which maintains a website at www.buildinggreen.com, is an independent company that provides information to building industry professionals and policymakers that is designed to improve the environmental performance and reduce the adverse impacts of buildings.

We believe that our success depends on our ability to provide customers with “best of breed” technology for mold prevention. Under our agreement with the manufacturer of the antimicrobial agent we are currently using, the manufacturer cannot sell the product, under any name, to anyone else as long as we satisfy minimum use requirements. On the other hand, we are not precluded from using other antimicrobial agents or purchasing comparable products from another source.

To date, our focus has been on the residential segment of the construction industry. This segment includes multi-family construction, single family construction and custom built homes. We have targeted this segment initially because of its size and growth, the high frequency of mold contamination in these structures and the high profile in the media of mold contamination in residential housing. We have provided our services to over 350 national and regional home builders, including Lennar Corporation, DR Horton, Inc., The Warmington Group and Centex Corporation. The reaction among our clients has been positive, and we continue to generate repeat business from these builders. We currently operate 11 service centers in four regions — California, Florida, Texas and Louisiana — with plans to expand into strategically selected additional markets throughout the United States. We are not aware of any other company that has a plan, like we do, for a national roll-out of service centers to provide mold prevention and restoration services to the construction industry.

Our fees vary from region to region and from project to project. The factors that we use to determine the prices we charge for our services include some or all of the following: (i) the size of the project; (ii) the region; (iii) proximity to a service center; (iv) the type of construction (e.g. single or multi-family); (v) the areas of the structure to be treated; (vi) the construction materials that are being treated; and (vii) the customer.

Our Strategy

Our primary objective is to dominate the newly emerging mold prevention services industry. The key elements of our strategy include the following:

•	Maximize first mover advantage. We plan to aggressively pursue direct sales in the regions we currently serve by targeting additional national and regional builders in those areas.

•	Enhance our existing strategic relationships and develop new ones. Our strategy is to market our services directly to builders. We have established relationships with a number of major national and regional home builders in the United States, designating us a “preferred provider” of mold prevention services. These relationships are significant because we believe they create a barrier to entry, and we can leverage off these relationships when we establish new service centers.

•	Expand into new regions and markets. We have identified potential new regions for expansion based on factors such as the number of housing starts and the prevalence of mold. We will also expand into new markets in response to demand from existing customers. Finally, we will react quickly to new opportunities arising as a result of unforeseen events. For example, in October 2005, in response to the devastation caused by Hurricane Katrina, we expanded into New Orleans.

•	Build brand identity. We will continue to build the brand identity of “Mold Guard” through a comprehensive aggressive sales and marketing campaign.

•	Create industry demand. We plan to educate lenders, builders, contractors, insurance companies, engineers, architects and the general public on the health risks and the legal ramifications associated with mold exposure, as well as on the value of our services.

•	Expand our service offerings. As a result of our acquisition of Trust One in February 2005, we are a licensed pesticide operator in California. We also are licensed in the states of Texas and Louisiana. Through Trust One, we offer termite control services in California. We intend to offer additional environmental-related services such as concrete sealing and interior surface treatment.

•	Expand into new market segments. Other market segments of the construction industry include the not-for-profit, such as schools and hospitals, governmental, such as courthouses, prisons and military bases, hospitality and commercial markets.

Sales and Marketing

Historically, our marketing efforts have targeted builders, primarily because they make the decision whether or not to use our services. We usually contact builders directly, either by calling them or by sending them written marketing materials. We intend to expand our marketing activities by targeting other decision influencers such as lenders, insurance companies, architects and engineers. Although mold prevention is generally not required by insurance companies, lenders or even legislatures, we believe that as the economic cost of mold contamination becomes more apparent, the decision making process will be taken out of the hands of the builders. HUD, the largest home lender in the country, now requires a certificate that the property is mold-free before it will lend against the property.

Regional builders are an important segment for us as they comprise the majority of the market. We utilize a direct sales force in each region to call on regional builder contacts. Contacts are identified and approached through referral selling, direct mail, and direct phone contact from our sales force. We utilize both internal and external sales representatives in our direct sales teams. Direct sales efforts are directly supervised by the regional general managers in California, Florida, Texas and Louisiana.

Another marketing strategy is to enter into exclusive marketing agreements with local persons or firms under which they would develop marketing programs for specific markets and we would pay them a fee based on the effectiveness of their marketing program. In December 2005 we entered into a “Joint Marketing Cooperative Endeavor Agreement” with an entity called Gulf Coast Mold Guard, LLC. Under this agreement, Gulf Coast Mold Guard agreed to provide us with capital to purchase and/or lease equipment and personnel so that we can provide mold prevention and restoration services in the coastal regions of Louisiana, Mississippi and Alabama, referred to as the Gulf Coast region, and, at its own cost and expense, to develop a marketing campaign for us in that region. In exchange, we agreed to pay them a portion of all our revenue derived from providing our services in that region.

Our sales and marketing staff includes our vice president of sales and three regional sales directors. With the proceeds of this offering, we intend to hire additional sales personnel, at both the corporate and the regional levels. Our goal is to expand our existing relationships with builders and to develop new relationships with other national and regional builders and other trades and professions servicing the construction industry. We will continue to use our current strategies, which include direct selling and mailing and telemarketing. In addition, we will participate in trade shows and conventions and develop a national public relations campaign that will be designed to increase the awareness of mold contamination and its adverse effects and promote our solution.

Competition

The market for mold prevention services is relatively new. There is currently no dominant market leader in the mold prevention services industry, and, we believe, significant business opportunities exist. We believe we are in a first-to-market leadership position, and we plan to use this advantage to promote prevention compared with costly mold remediation and restoration. As the market for mold prevention services expands, we expect that competition will increase.

Our principal competitors include companies currently manufacturing antimicrobial surface coatings that depend on third party applicators for distribution and sales. These types of companies include Fosters Inc., Envirocare and Nisus Corporation, all of which are chemical manufacturers. Other potential competitors include pest control companies and other construction industry trades. We believe that we have a strategic advantage over these competitors because (a) of our low cost structure and efficient operations; (b) of our ability to service customers out of our company-owned and operated service centers (as opposed to third party applicators), and (c) we are not tied to a specific mold prevention technology, enabling us to always provide the “best of breed” services to our customers.

We believe that builders will opt to use our services for the following reasons:

•	Our services are performed by our specially-trained work crews. Most of our competitors tend to be chemical companies who are trying to sell one of their products. These companies usually hire third party applicators, which are likely to use unskilled labor for the task.

•	We offer a comprehensive service that includes removing existing mold from the wood structure, applying an antimicrobial solution to the structure and site cleanup. The chemical companies who are our chief competitors only offer the antimicrobial application.

•	We believe that our antimicrobial agent is more effective than any other antimicrobial product available on the market. First, ours is a silicone-based product that adheres to the surface to which it is applied. It does not wear off and cannot be removed except with caustic agents or by friction. Second, it results in a “physical” kill as opposed to a “chemical” kill, which means the microbes cannot develop immunity against the antimicrobial agent like bacteria can develop immunity against an antibiotic.

•	We offer our customers a warranty that extends for the entire period of the “statute of repose” — i.e., the period during which builders have continuing liability under state law for defects in the structure. In California and Texas, the statute of repose is 10 years; in Florida it is 15 years; and in Louisiana it is five years. Under our warranty, we will remediate, at our own expense, any mold contamination that develops on any surface that we treated. The warranty also covers personal injuries from mold contamination. This portion of the warranty is backed by our General Liability Policy with Evanston Insurance, rated A by A.M. Best, which has a pollution liability mold give back provision. This provision covers property damage and personal injury resulting from mold contamination on any surface we treated. The policy limits are $2 million per occurrence/$2 million aggregate.

Intellectual Property

At the present time, we do not own any patents, trademarks or copyrights that are material to our business. We do believe that our methodology is proprietary but we have no means of protecting it other than through non-disclosure and non-compete agreements. While we try to have all our executive and management level employees sign such agreements, we are not always successful and none of our hourly employees have signed such agreements. Even in those cases where we are successful in obtaining non-compete and non-disclosure agreements, it may be difficult, if not impossible, for us to enforce our rights. We have the exclusive rights to the antimicrobial agent that we use, and we believe it is the most effective antimicrobial agent available today. However, even in that case, we do not own the patents on that agent, and even if we did, the patents have expired. As a result, there are virtually no barriers to entry in the mold prevention services industry, and we are susceptible to competition from any number of sources including chemical companies, pest control companies and other trades that provide services to the construction industry.

Government Regulation

A number of states have enacted or are considering the adoption of legislation providing for the convening of task forces, usually comprised of health officers, health and medical experts, mold abatement experts, affected consumers and representatives of affected industries to conduct feasibility studies concerning permissible exposure limits to mold in indoor environments and to advise and, if appropriate, develop objective standards for the assessment and remediation of indoor mold.

In addition, some states, including Florida, Illinois, Louisiana, Oklahoma, Texas and Wisconsin, have enacted laws requiring the registration, licensure or certification of mold remediation and abatement contractors. These laws generally provide for the appropriate state regulatory authority to establish training and eligibility requirements and application procedures for the registration, certification or licensure of applicants, provide guidelines for disciplinary action and penalties for violations of these guidelines, including modification, suspension or revocation of a registration, certification or license. In other instances, particularly California and Louisiana, the states require a pest control operator’s license or a contractor’s license for mold prevention service companies. We believe we have all the necessary qualifications, licenses, permits and certificates required by the states in which we are operating.

At the federal level, Representative John Conyers of Michigan has introduced a bill entitled “The United States Toxic Mold Safety and Protection Act.” This bill, if enacted into law, would direct the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Housing and Urban Development (“HUD”), respectively, to establish guidelines that identify conditions that facilitate indoor mold growth and measures that can be implemented to prevent such growth. The guidelines would also address mold inspection, testing and remediation. The bill also requests EPA and HUD to establish guidelines for certifying mold inspectors and remediators.

Employees

As of November 30, 2005, we had 123 employees of which 29 were full-time and 94 were part-time. We have 8 employees based in our executive offices. Our employees are not covered by a labor union. We believe that our relationship with our employees is good.

Facilities

Our executive offices are temporarily located at 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675 under a lease that expires in August, 2006. We are currently looking for permanent space. In addition, we lease office / service center space in the following locations:

State	Address

California	2125 Howell Street, Suite G, Anaheim
California	2038 E. Jensen Avenue, Fresno
California	3310 Monier Circle, Suite 8, Rancho Cordova
California	4200 Northgate Blvd, Unit #1404, Sacramento
California	157 Nardi Lane D, Martinez
California	6250 Sierra Lane, Dublin
Florida	9942 Currie Davis Drive, Suite A, Tampa
Florida	3714 Vineland Road, Orlando
Texas	751 Bradfield, Houston
Louisiana	5600 Jefferson Highway, Suite 274, New Orleans

Legal Proceedings

We are not presently involved in any legal proceeding that we deem material.

Corporate History

We commenced operations in September 2002 and subsequently incorporated in California in January 2003.

MANAGEMENT

Executive Officers and Directors

The names, ages and titles of our executive officers and directors, as of January 1, 2006, are as follows:

Name	Age	Position

Tom Blakeley	46	Chief executive officer and chairman of the
		board of directors

Mark Davidson	44	Chief operating officer

Mark Franzen	60	Chief financial officer and treasurer

Brad Barnes	45	Director

John W. Martin	47	Director

		Director – Nominee (1)

		Director – Nominee (1)

		Director – Nominee (1)

		Director – Nominee (1)

(1) The Director-Nominees will take office on the date of this prospectus.

Tom Blakeley. Mr. Blakeley is our founder, and has been our chief executive officer and chairman of the board since January 2003. Mr. Blakeley founded the company as a sole proprietorship in September 2002 and incorporated the business in January 2003. From July 2001 through September 2002, Mr. Blakeley was retired. From January 1999 through June 2001 Mr. Blakeley was the president, chief executive officer and chairman of MindArrow Systems, Inc., a provider of online direct marketing services.

Mark Davidson. Mr. Davidson joined us in April 2004 as our chief financial officer. In August 2005, he was also named as our chief operating officer. From February 1997 to April 2004 Mr. Davidson was the president of J2N Consulting, a management consulting firm that provided consulting services, including business analysis, financial planning, executive management and development of customized information tools, to corporate clients.

Mark A. Franzen. Mr. Franzen joined us in December 2005 as our chief financial officer. From January 2004 to December 2005, Mr. Franzen was a financial consultant to various public and private companies providing financial advice on operating, financial and SEC related matters. From June 2002 through December 2003 Mr. Franzen was the chief financial officer of MTI Technologies, Inc., a publicly held manufacturer of electronic memory products. From February 1999 through June 2002, Mr. Franzen was the chief financial officer of Y Media Corp., a privately held company engaged in designing image sensor semiconductors. Mr. Franzen is a certified public accountant.

Brad Barnes. Mr. Barnes joined the company in September 2002 to focus on developing a sales and marketing strategy. When the business was incorporated in January 2003, he was named president although he continued to focus primarily on developing our sales and marketing strategy. He was also appointed to the Board. He resigned as president effective November 30, 2005. From February 1998 to October 2002, Mr. Barnes was vice president of sales and marketing at Directfit, an online hiring solutions provider for information technology personnel.

John W. Martin. Mr. Martin has served as a director since April 2003. Mr. Martin is the sole proprietor of the Law Office of John W. Martin, a Los Angeles-based law firm specializing in corporate and securities law, which he founded in 1989.

There are no family relationships among our officers and directors.

None of our current directors, Messrs. Blakeley, Barnes and Martin, are “independent” as required under the rules and regulations that apply to a company listed on the Nasdaq Capital Market. Before this offering, we will appoint four independent directors. We are currently considering a number of candidates.

Under our bylaws, directors are elected annually at the annual meeting of shareholders to hold office for one year or until their successors are duly elected and qualified. We have not yet set the day for our first annual meet-

ing of shareholders following this offering. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the Board and serve at their discretion.

Committees of the Board of Directors

The board of directors has authorized the establishment of three standing committees: an Audit Committee, a Compensation Committee and Corporate Governance and Nominating Committee. Each committee will be made up entirely of independent directors.

Audit Committee. The Audit Committee will oversee our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities will include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by the independent auditors;

•	review the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

The chairman of the Audit Committee is ________ and the other members of the audit committee are Messrs. ______ and _____. The board has determined that ________ is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-B, and “independent” for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Compensation Committee. The Compensation Committee assists the board of directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity and incentive compensation plans.

The chairman of the Compensation Committee is _______ and the other members of the Compensation Committee are Messrs. ________ and ________.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the board of directors by identifying and recommending individuals qualified to become members of the Board of Directors, reviewing correspondence from our shareholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering shareholder nominees to our Board of Directors;

•	reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance without code of ethics and insider trading policy.

The chairman of the Corporate Governance and Nominating Committee is _______ and the other members of the committee are Messrs. ________ and ________.

As of the date of this prospectus, we have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This Code of Ethics will be posted on our website at www.americanmoldguard.com.

Compensation of Directors

Once this offering is effective, our directors will receive an annual fee of $____, payable in equal quarterly installments and $____ plus reimbursement for actual out-of-pocket expenses in connection with each board meeting attended in person and $____ for each board meeting attended telephonically. The head of the audit committee will receive an annual fee of $____, payable in equal quarterly installments. Each member of the audit, compensation and nominating committees will receive $____ for each committee meeting they attend in person and $____ for each audit committee meeting attended telephonically unless those meetings immediately precede or follow a board meeting, in which case they will receive $____ for attending in person or $____ if they attend by telephone.

Executive Compensation

Summary compensation. The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2004 for all services rendered to us in all capacities during the last three completed fiscal years.

Summary Compensation Table

					Long-term compensation

Name and				Other	Securities
Principal Position	Year	Salary	Bonus	compensation	underlying options

Tom Blakeley	2004	$200,000(1)	$50,000(1)	$137,500	17,075
Chief Executive Officer	2003	$ 55,000(1)		$ 81,600

Brad Barnes	2004	$200,000(2)	$65,000(2)	$150,000	17,075
President	2003	$ 55,000(2)		$ 88,000

Mark Davidson	2004	$ 90,000(3)	$30,000(3)	$124,250	42,686
Chief Financial Officer
and Chief Operating Officer

(1)	Includes $87,405 of deferred compensation in 2004 and $36,250 of deferred compensation in 2003, which will be payable over a six month period beginning with the first calendar month after the month in which this offering becomes effective.

(2)	Includes $161,250 of deferred compensation in 2004 and $18,750 of deferred compensation in 2003. Mr. Barnes resigned as president effective November 30, 2005. Under the terms of his settlement agreement, the deferred compensation together with other amounts owed to Mr. Barnes will be paid in 12 equal monthly installments beginning with the first month after the month in which this offering takes place.

(3)	Includes $51,000 of deferred compensation in 2004, which will be payable over a six month period beginning with the first calendar month after the month in which this offering becomes effective.

Options held by Named Executives

The following tables provide information with respect to stock options granted during the fiscal year ended December 31, 2004 to each of the executives named in the Summary Compensation Table above and the number and aggregate value of unexercised options held by those executives as of December 31, 2004. The per share exercise price of all options was equal to, or above, the estimated fair market value of a share of common stock on the date of grant. No options granted to any named executives have been exercised.

Option Grants in Fiscal Year Ended December 31, 2004
(Individual Grants)

		Percent of
	Number of	total options
	shares	granted to
	underlying	employees in	Exercise	Expiration
Name	options	fiscal year	price	date

Tom Blakeley	17,075	12.5%	$3.66	9/30/2009
Brad Barnes	17,075	12.5%	$3.66	9/30/2009
Mark Davidson	42,686	31.25%	$3.66	9/30/2009

2004 Year-End Option Values

	Number of shares underlying		Value of unexercised in-the-money
	unexercised options at fiscal year-end (#)		options at fiscal year-end ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Tom Blakeley	0	17,075	0	$ 48,493
Brad Barnes	0	17,075	0	$ 48,493
Mark Davidson	0	42,686	0	$121,228

(1)	Assumes a $6.50 stock price based on a $13.00 initial public offering price for the units.

No options were exercised by the officers named above.

Employment Agreements

We have employment agreements with Tom Blakeley, Mark Davidson and Mark Franzen.

Our employment agreement with Mr. Blakeley has a five-year term commencing January 1, 2004 and automatically renews for successive three-year terms unless either party to the agreement gives the other party to the agreement 90 days’ prior written notice of his or its intent not to renew. Mr. Blakeley is entitled to a base salary of $170,000 per year. The base salary is increased based on the company achieving various revenue milestones as set forth in the following table.

Quarterly Revenue	Base Salary

$ 500,000	$170,000
$1,000,000	$220,000
$2,500,000	$270,000
$4,000,000	$320,000
$5,500,000	$370,000
$7,000,000	$420,000
$8,500,000	$470,000

In addition, he is entitled to discretionary bonuses, including participation in our Annual Reward Plan, and to participate in our incentive compensation and fringe benefit programs, including a car allowance.

In the event we terminate Mr. Blakeley’s employment for any reason other than death, disability or “justifiable cause” (defined to include any willful breach by Mr. Blakeley of his duties under the agreement or his conviction of any crime involving our property or any crime constituting a felony), Mr. Blakeley would be entitled to a severance payment equal to 24 months of his current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a “change in control” or by Mr. Blakeley for “good reason” (defined to include a relocation more than 30 miles from Irvine, California and a material reduction of Mr. Blakeley’s base salary, duties or authority), he is entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occurs and a lump sum payment equal to three times the highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of termination.

Mr. Blakeley’s employment agreement also contains confidentiality and non-solicitation provisions as well as a provision under which he assigns all of his rights to inventions and discoveries made or conceived during his employment.

In April 2004, we hired Mr. Davidson as our chief financial officer and in August 2005, he was also given the title and assumed the duties of chief operating officer. On December 31, 2005, he stepped down as chief financial officer when we hired Mr. Franzen. The terms, provisions and conditions of Mr. Davidson’s employment agreement are identical in all material respects to those of Mr. Blakeley’s employment agreement except for the following:

•	His term began July 1, 2004;

•	His initial base salary was $120,000; and

•	The schedule for increases in his base salary is as follows:

Quarterly Revenue	Base Salary

$ 500,000	$120,000
$1,000,000	$150,000
$2,500,000	$180,000
$4,000,000	$210,000
$5,500,000	$240,000
$7,000,000	$270,000
$8,500,000	$300,000

In July 2005, the Board awarded a bonus to Mr. Davidson equal to 3% of our gross revenue for the year.

In December 2005, we entered into an at-will employment agreement with Mark Franzen, our chief financial officer. Under the terms of this agreement, his employment commenced December 31, 2005, his annual salary is $240,000, he is entitle to a car allowance of $2,200 per month and he was given options to purchase 69,664 shares of common stock at a price of $3.66 per share, of which one-third will vest after one year and the balance will vest ratably over the next eight fiscal quarters. In addition, Mr. Franzen may be granted options on an additional 1,707 shares of common stock at the end of 2006 based on his performance and our results of operations. The agreement contemplates that we will enter into a more formal agreement with Mr. Franzen.

Severance Agreement

On November 30, 2005, we entered into an agreement with Brad Barnes, regarding the termination of his employment. The principal terms of that agreement are as follows:

•	Mr. Barnes resigned as our president effective November 30, 2005.

•	We will pay Mr. Barnes $244,481 on account of accrued but unpaid salary in semi-monthly installments of $7,500 beginning in December 2005 until this offering is completed. Once this offering is completed, we will make a lump sum payment equal to the lesser of (x) the balance due and (y) $119,078. If any amount remains unpaid after the lump sum payment, it will be paid to Mr. Barnes in 12 consecutive equal monthly installments.

•	We will pay Mr. Barnes $440,000 as severance pay in 12 consecutive monthly installments of $36,667, commencing 30 days after this offering is completed.

•	If this offering is not completed by April 1, 2006, then on that date we are to begin making monthly payments to Mr. Barnes of $25,000 on account of both accrued salary and severance pay commencing on that date until the total of Mr. Barnes’ accrued salary and severance payment has been paid in full. If this offering is completed before the entire amount of accrued and unpaid salary and severance pay is paid in full, the monthly payments will increase so that the balance will be paid no later than the earlier of 12 months after the IPO date.

•	We will pay Mr. Barnes a commission equal to 20% of the purchase price for our 50% interest in Zero Plus.

•	On April 1, 2006, we will reimburse Mr. Barnes for all accrued and unreimbursed business expenses incurred by him prior to that date and for up to $5,000 for the legal fees and expenses incurred by him in connection with the preparation of the severance agreement

•	Mr. Barnes will continue to participate in all of our benefit plans and programs until November 30, 2007.

•	All of his unvested stock options will immediately vest and become exercisable on November 30, 2005.

•	Any payment under the agreement that is not timely paid will bear interest at a rate equal to the lower of (i) the prime rate in effect from time to time as published in the Wall Street Journal and (ii) the highest rate of interest allowed by law.

Equity and Incentive Compensation Plans

In July 2004, we adopted the American Mold Guard, Inc. Annual Reward Plan for the purpose of rewarding senior management for improving our financial results. In July 2005, the Board decided to delay the implementation of the plan to 2006. The plan is to be administered by the Compensation Committee of the Board of Directors. Participants in the plan include all officers and other key employees as determined by the chief executive officer in accordance with the plan. Under the terms of the plan, on the last day of each year, we are supposed to contribute a sum equal to 20% of our earnings before interest, taxes, depreciation and amortization to a bonus pool that is then allocated to the participants as determined by the Compensation Committee.

In April 2003, our shareholders approved and ratified an American Mold Guard, Inc. Equity Incentive Plan, the purpose of which is to attract and retain the personnel necessary for our success. The Equity Incentive Plan gives our board of directors the ability to provide incentives through grants of shares of our common, stock options, restricted stock awards and stock to our full-time key employees, consultants and directors (other than directors that are not compensated for their time by us or receive only a director’s fee).

A total of 426,863 shares of our common stock are reserved for issuance under the plan. If an award expires or terminates unexercised or is forfeited to us, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under plan and any shares retained by the Company to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, become available for further awards under the plan.

Until now this plan has been administered by the board of directors. After this offering is completed, the plan will be administered by the Compensation Committee. Except as may otherwise be provided in the plan, the Compensation Committee will have complete authority and discretion to determine the terms of awards.

The Equity Incentive Plan authorizes the granting of options, including options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee will determine the period of time during which a stock option may be exercised, as well as any vesting schedule, except that no stock option may be exercised more than 10 years after its date of grant. The exercise price for shares of our common stock covered by an Incentive Stock Option cannot be less than the fair market value of our common stock on the date of grant; provided that that exercise of an Incentive Stock Option granted to an eligible employee that owns more than 10% of the voting power of all classes of our capital stock must be at least 110% of the fair market value of our common stock on the date of grant. The aggregate fair market value of shares subject to an Incentive Stock Option exercisable for the first time by an optionholder may not exceed $100,000 in any calendar year.

The plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

In connection with the grant of an option under the Equity Incentive Plan, the applicable stock option agreement may grant stock appreciation equal rights (SARs) entitling the participant to receive a distribution equal to some or all of the excess of the fair market value of shares covered by the unexercised portion of the corresponding stock option over the exercise price of such shares. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee. No SAR may be exercised in whole or in part, other than (i) in connection with the contemporaneous surrender without exercise of the corresponding stock option; or (ii) except to the extent the corresponding option is exercisable on the date the SAR is exercised; or (iii) unless the class of stock subject to the option is traded on a national securities exchange or is quoted on the Nasdaq Stock Market.

Our board may terminate the plan without shareholder approval or ratification at any time. Unless sooner terminated, the plan will terminate on December 31, 2013. Our board may also amend the Plan, provided that no amendment will be effective without approval of our shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

Limitation of Directors’ Liability and Indemnification

As permitted by the General Corporation Law of California (the “GCLC”), our Articles of Incorporation eliminate, to the fullest extent permitted under the GCLC, the personal liability of a director for monetary damages in an action brought by or in the right of the company for breach of a director’s duties to us and our shareholders. Under the GCLC, liability is not eliminated for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believed to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction form which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) contracts or other transactions between corporations and directors having interrelated director in violation of Section 310 of the GCLC; and (vii) distributions, loans or guarantees made in violation of Section 316 of the GCLC. In addition, our Articles of Incorporation and bylaws provide for indemnification, to the fullest extent permitted under the GCLC, of our directors, officers and agents and persons who serve at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, we have entered into indemnification agreements with our directors and executive officers, as permitted under the bylaws. The indemnification agreements will provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of us or any of our subsidiaries or of any other company or enterprise in which they are serving at our request. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, those provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy. In addition, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, unenforceable. Therefore, these indemnification provisions may not limit the liability of directors and executive officers under that statute.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, we borrowed an aggregate of $90,000 on an unsecured basis from Brad Barnes, our former President and currently a director. The interest rate on this loan was 3% per month. The entire loan, including interest was repaid in March 2005.

In November 2003, we borrowed $75,000 on an unsecured basis from Bob Barnes, the father of Brad Barnes. The loan bears interest at the rate of 7% per annum. At September 30, 2005, the balance due on this loan, including accrued interest, was $85,487. In connection with this loan, we also agreed to issue to Mr. Barnes warrants to purchase 85,709 shares of common stock at a price of $3.646 per share. The loan to Mr. Barnes will be repaid out of the proceeds of this offering.

In April 2004, we borrowed $170,000, secured by accounts receivable, from KPC LLC and $25,000, on an unsecured basis from Peter Wilson, a principal of KPC. The interest rate on the KPC loan is 3% per month and the interest on the Wilson loan is 7% per annum. At the time of this offering KPC owned approximately 10% of our stock. At September 30, 2005, the total amount owed to KPC and Mr. Wilson, including accrued interest, was $204,408 and $27,359, respectively. These loans will be repaid out of the proceeds of this offering.

In September 2004, we borrowed $100,000 from Seagrove LLC on an unsecured basis. The loan bears interest at 12% per annum. At the time of this offering, Seagrove owned in excess of 7% of our stock. At September 30, 2005, the balance due on this loan, including accrued interest, was $118,880. The loan will be repaid out of the proceeds of this offering.

In 2003 and 2004, we paid John Martin, one of our directors, $39,943 and $66,775, respectively, for legal services performed by him on our behalf.

In November 2005, we entered into a termination and severance agreement with Brad Barnes, which is more fully described above.

In November 2005, we hired Mark Franzen, our current chief financial officer, as a consultant to assist us in preparing this prospectus. We agreed to pay Mr. Franzen $200 per hour for his services. Through December 31, 2005, Mr. Franzen earned approximately $96,000 under this arrangement.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common shares as of January 1, 2006:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each executive officer named in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

The following table does not take into account any shares of common stock sold as a result of the exercise of the over-allotment option granted to the underwriters. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the shares owned by them. The individual shareholders have furnished all information concerning their respective beneficial ownership to us.

			Percent of common shares
			beneficially owned

	Shares of common stock		Before	After
Name and address of beneficial owner (1)	beneficially owned (2)		offering (3)	offering (3)

Thomas Blakeley	304,837	(4)	19.4%	8.1%
Brad Barnes	209,334	(5)	13.2%	5.5%
Mark Davidson	81,882	(6)	5.1%	2.1%
John W. Martin	74,953	(7)	4.7%	2.0%

Peter Wilson	144,202	(8)	9.2%	3.8% %
c/o KPC, LLC
20243 Piedra Chica Road
Malibu, CA 90265

Seagrove, LLC	104,211		6.7%	2.8% %
1801 Century Park East
Suite 1080
Los Angeles, CA 90067

Kevin Coleman	79,226		5.1%	2.1% %
c/o Net Development Company
3188 Airway Avenue
Suite F
Costa Mesa, CA 90626

John Long	341,490	(9)	17.9%	8.3%
c/o Crestridge Investments AMG
Moldguard, L.L.C. (7)
400 Continental Boulevard
Suite 160
El Segundo, CA 90245

All directors and executive officers
as a group (4 persons)	671,006		40.5%	17.4

*Less than 1%

(1)	Unless indicated otherwise, all addresses are c/o American Mold Guard, Inc., 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675.

(2)	According to the rules and regulations of the SEC, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Based on 1,563,628 shares of common stock issued and outstanding immediately before the effective date of this offering and 3,763,628 shares of common stock issued and outstanding immediately after this offering is effective.

(4)	Includes 7,114 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(5)	Includes 17,075 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(6)	Includes 47,489 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(7)	Includes 20,489 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(8)	Includes 7,606 shares owned directly and 136,596 shares owned indirectly through KPC, LLC.

(9)	Reflects shares of common stock underlying 227,660 Class A and 113,830 Class B warrants owned by Crestridge Investments AMG Moldguard, L.L.C. Mr. Long has voting power and investment power over those shares.

All of the common shares set forth in the above table are covered by lock-up agreements prohibiting their sale, assignment or transfer for one year following the date of this prospectus without the prior written consent of the underwriters’ representative.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of undesignated preferred stock, no par value. After this offering, we will have 3,763,628 shares of common stock issued and outstanding and 4,093,628 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 1,563,628 shares of common stock outstanding held of record by approximately 40 shareholders after taking into account (i) the conversion of all outstanding shares of our Series A and Series B Convertible Preferred Stock into 325,953 shares of our common stock, (ii) the 230,770 shares of common stock included in the units that we will issue to the holders of the Unsecured Notes and (iii) 140,522 shares of common stock that we will issue before the date of this prospectus. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part and to the provisions of California law.

Units

Each unit consists of two shares of common stock, two Class A warrants and one Class B warrant. Each Class A and Class B warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and they will be delisted.

At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of outstanding shares of common stock are entitled to receive dividends out of legally available assets when and to the extent determined by our board of directors from time to time. Each shareholder is entitled to one vote for each share held by him on each matter submitted to a vote of shareholders and, upon giving notice as required by law, is entitled to cumulate votes for the election of directors. Our board is elected by a plurality vote of the holders of the shares of voting stock, with the seven persons receiving the highest number of votes being elected (once our director-nominees have taken office). The shares of common stock are not entitled to preemptive rights and are not convertible or redeemable. In the case of a liquidation, dissolution or other termination of our business, the holders of common stock are entitled to share ratably in the distribution of all of our assets remaining available for distribution after all of our liabilities and preferred stock preferences, if any, have been satisfied. Each outstanding share of common stock is, and all shares of common stock outstanding after this offering is completed will be, fully paid and nonassessable.

Class A Warrants

General. Immediately after this offering, there will be 2,658,430 Class A warrants issued and outstanding of which 2,200,000 are included in the units sold in this offering, 230,770 are included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $13.00 per unit) and 227,660 will be issued to the Selling Securityholder. The Class A warrants issued in this offering may be exercised at any time beginning 30 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $_______ per share (75% of the unit offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.

Redemption. Beginning six months after the effective date of this offering, we will have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days’ prior written notice to the warrantholders, at any time after the closing price for our common stock, as reported on the principal market on which our stock trades, was at or above 100% of the unit offering price for any five consecutive trading days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publi-

cation or otherwise will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, they may not be able to exercise them.

Exercise. The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to have a registration statement current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Adjustments of exercise price. The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to shareholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

Class B Warrants

Immediately after this offering, there will be 1,329,215 Class B warrants issued and outstanding including 1,100,000 Class B warrants included in the units sold in this offering, 115,385 Class B warrants included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $13.00 per unit) and 113,830 Class B warrants issued to the Selling Securityholder. The Class B warrants are identical to the Class A warrants except for the following:

•	the Class B warrants have an exercise price of $___ per share (100% of the unit offering price); and

•	the Class B warrants may only be redeemed after our gross revenues for any previous 12 month period, as confirmed by an independent audit, equals or exceeds $20 million.

Preferred Stock

Our authorized capital includes 10,000,000 shares of undesignated preferred stock. Although we had created Series A, Series B and Series C Preferred Stock before this offering, once this offering is completed all of the outstanding shares of Series A and Series B Preferred Stock will automatically convert into shares of common stock. Our Series C Preferred Stock was never issued and the convertible notes that were convertible into the Series C Preferred Stock are being repaid out of the net proceeds of this offering. As a result, as of the date of this prospectus, we will no longer have any shares of preferred stock issued and outstanding.

Options and Warrants

As of January 1, 2006, we had outstanding warrants covering 256,118 shares of common stock, of which 170,745 warrants were held by the Selling Securityholder. Simultaneously with this offering, we will issue 227,660 Class A warrants and 113,830 Class B warrants to the Selling Securityholder in exchange for those warrants. The remaining warrants, 85,373, have an exercise price of $3.66 and expire in January 2007.

As of January 1, 2006, we had outstanding options covering 337,725 shares of common stock. These options have a weighted exercise price of $4.92 per share and expire in 2009 and 2010. As of January 1, 2006, 179,217 options are exercisable.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The California General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation, requires a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for our common stock and the warrant agent for the unit warrants will be U.S. Stock Transfer Corporation, located in Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

After this offering is completed we expect to have 3,763,628 shares of common stock outstanding. This number assumes no exercise of the representative’s over-allotment option, the Class A warrants, the Class B warrants, the representative’s warrants or any other outstanding options and warrants. We expect to have 4,093,628 shares of common stock outstanding if the representative’s over-allotment is exercised in full. Of these shares, the 2,200,000 shares of common stock issued as part of the units sold in this offering (2,530,000 shares if the representative’s over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,200,000 shares of common stock underlying the Class A warrants and the 1,100,000 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering (2,530,000 shares of common stock in the case of the Class A warrants and 1,265,000 shares of common stock in the case of the Class B warrants if the representative’s over-allotment is exercised in full) will also be freely tradeable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

The remaining 1,565,391 outstanding shares of common stock (including 230,770 shares included in the units that will be issued to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $13.00 per unit) and another 140,522 shares of common stock that we will issue before the date of this prospectus) will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier with the prior written consent of the representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144.

Without taking into account the lock-up agreements, _______ shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering. The balance of the restricted shares would be eligible for sale under Rule 144 on approximately the following schedule:

•	______ shares in _____ 200_;

•	_______ shares in _____ 200_; and

•	_______ shares on __________, 2007.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Options and Warrants

Stock Options

As of January 1, 2006, we had outstanding a total of 337,725 options to purchase shares of common stock under our Equity Incentive Plan. We have 89,138 options available for grant under that plan. We intend to file a registration statement under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our stock option plans. This registration statement is expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares exercisable pursuant to vested options that are registered under this registration statement will, subject to the lock-up agreements and market standoff provisions described above and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market.

Warrants

Immediately prior to the date of this prospectus, we had an aggregate of 256,118 warrants outstanding, of which 170,745 will be exchanged for 227,660 Class A warrants and 113,830 Class B warrants on the effectiveness of the offering, leaving a balance of 85,373 warrants.

Representative’s Warrants

In connection with this offering, we have agreed to issue to the representative of the underwriters warrants to purchase 110,000 units. The representative’s warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering until the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period. We will cause the registration statement of which this prospectus is a part to remain effective until the earlier of the time that all of the representative’s warrants have been exercised and the date which is five years after the effective date of the offering or will file a new registration statement covering the exercise and resale of those securities. The common stock and Class A and Class B public warrants issued to the representative upon exercise of these representative’s warrants will be freely tradeable.

Registration Rights

Concurrently with registering the securities offered under this prospectus, we are also registering for resale the 227,660 Class A warrants and the 113,830 Class B warrants and the 341,490 shares of common stock underlying those warrants that we will issue to the Selling Securityholder in exchange for the 170,745 warrants it currently owns. In addition, we have agreed to register for resale approximately one year from the date of this prospectus the (a) 230,770 shares of common stock, (b) 230,770 Class A warrants and (c) 115,385 Class B warrants that we are issuing to the holders of the Unsecured Notes on the date of this prospectus as well as the 346,155 shares of common stock underlying those warrants (assuming and initial public offering price of $13.00 per unit).

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the units being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of the underwriter.

Number of
Underwriter	units

Paulson Investment Company, Inc.

Total	1,100,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the underwriters’ obligations to pay for and accept delivery of the units is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the Securities and Exchange Commission.

The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $___ per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $___ per unit. After the public offering of the units is complete, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

Over-allotment Option. Pursuant to the underwriting agreement, we have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 165,000 units on the same terms as the other units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $_____, $_____ and $_____, respectively.

Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, the Pacific Exchange, in the over-the-counter market or otherwise.

Indemnification. The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation. We have agreed to sell the units to the underwriters at the initial offering price of $___ per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less an 8% underwriting discount. The underwriting agreement also provides that the representative will be paid a nonaccountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.

On completion of this offering, we will issue to the representative a warrant to purchase up to 110,000 units, for a price per unit equal to 120% of the initial public offering price of the units. The representative’s warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering, and will expire on the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period.

The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total

		Without	With
	Per unit	over-allotment	over-allotment

Underwriting discount
Non-accountable expense
allowance

Loans from Representative. The representative loaned us $200,000 in July 2005 and another $200,000 in August 2005. Both loans bear interest at 10% per annum. The proceeds of the loans were used to pay expenses relating to this offering and for working capital. Of this amount, $20,000 has been repaid and the balance of $380,000, plus interest, will be repaid out of the proceeds of this offering.

Lock-Up Agreements. Our officers and directors and pre-offering shareholders have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative. The representative may consent to an early release from the one year lock-up period if in its opinion the market for the common stock would not be adversely impacted by sales and in cases of an officer, director or other shareholders’ financial emergency. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price. The public offering price of the units offered by this prospectus and the exercise price of the public warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed services;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Affiliates of Morse, Zelnick, including its partners, will own an aggregate of 110,000 shares of our common stock once this offering is completed. Wickersham & Murphy, a professional corporation, will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

EXPERTS

Haskell & White LLP, an independent registered public accounting firm, have audited our financial statements as of and for the periods ended December 31, 2003 and 2004 as set forth in their report. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the Securities and Exchange Commission’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, 16th Floor, New York, New York 10279, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

We intend to furnish our shareholders with annual reports containing financial statements audited by an independent registered public accounting firm.

AMERICAN MOLD GUARD, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Haskell & White LLP, Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets — December 31, 2004 and September 30, 2005 (unaudited)	F-3

Consolidated Statements of Operations - From inception (January 13, 2003)
through December 31, 2003 and Year ended December 31, 2004;
and nine months ended September 30, 2004 and 2005 (unaudited)	F-4

Consolidated Statements of Shareholders’ Deficiency — From inception (January 13, 2003)
through December 31, 2003 and Year ended December 31, 2004;
and nine months ended September 30, 2004 and 2005 (unaudited)	F-5

Consolidated Statements of Cash Flows — From inception (January 13, 2003)
through December 31, 2003 and Year ended December 31, 2004;
and nine months ended September 30, 2004 and 2005 (unaudited)	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
American Mold Guard, Inc.

We have audited the accompanying consolidated balance sheet of American Mold Guard, Inc. (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the year then ended and for the period from inception, January 13, 2003, through December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Mold Guard, Inc. as of December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended and for the period from inception, January 13, 2003, through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from operations since inception, has a working capital deficit and a shareholders’ deficiency, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments to the financial statements that might result from the outcome of this uncertainty.

/s/ Haskell & White LLP

Irvine, California
December 8, 2005

American Mold Guard Inc.

Consolidated Balance Sheet

	December 31,	September 30,
	2004	2005

ASSETS		(unaudited)
Current Assets:
Cash and cash equivalents	$ 243,788	$ 603,230
Accounts receivable, less allowance for doubtful accounts of $2,110 and
$10,198 at December 31, 2004 and September 30, 2005	379,678	1,157,670
Inventories	74,044	33,456
Deferred offering costs (Note 3)	74,570	478,834
Deposits	59,275	109,028
Other current assets	620	79,026

Total Current Assets	831,975	2,461,244
Property and equipment, net (Note 4)	230,293	335,038

Goodwill (Note 1)	—	4,397

TOTAL ASSETS	$ 1,062,268	$ 2,800,679

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued liabilities	$ 530,891	$ 1,158,459
Accrued salary, wages and commissions	240,375	586,918
Accrued bonus	150,000	190,260
Other accrued payroll related	183,512	347,860
Short term debt (Note 6)	649,245	2,621,207
Accrued interest payable	70,744	321,109

Total Current Liabilities	1,824,767	5,225,813

Long-term liabilities:
Notes payable, net of discount (Note 6)	275,318	702,267

Total Liabilities	2,100,085	5,928,080

Commitments and contingencies (Notes 1, 2 and 6-13)

Shareholders’ Deficiency (Notes 7, 8 and 9)
Series A Convertible Preferred Stock, no par value, 499,999 shares authorized, 499,999 shares issued and outstanding at December 31, 2004 and September 30, 2005 having a liquidation preference of $715,499 and
$758,428 at December 31, 2004 and September 30, 2005	625,000	625,000
Series B Redeemable, Convertible Preferred Stock, no par value,
605,000 shares authorized, 454,500 shares issued and outstanding at
December 31, 2004 and September 30, 2005 having a liquidation preference
of $2,340,675 and $2,412,941 at December 31, 2004 and September 30, 2005	859,000	859,000
Series C Convertible Preferred Stock, no par value 5,000,000 authorized,
none issued and outstanding	—	—
Common Stock, no par value, 50,000,000 shares authorized, 2,634,061 shares and
2,537,061 shares issued and outstanding at December 31, 2004 and
September 30, 2005	1,167,593	1,074,593
Additional paid-in capital	785,086	1,789,201
Accumulated deficiency	(4,474,496)	(7,475,195)

Total Shareholders’ Deficiency	(1,037,817)	(3,127,401)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$ 1,062,268	$ 2,800,679

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Operations

	Period from
	inception
	(January 13,		Nine Months
	2003)		Ended
	through	Year Ended	September 30,
	December 31,	December 31,
	2003	2004	2004	2005

			(Unaudited)
Revenue	$ 182,012	$ 1,552,725	$ 859,029	$ 4,134,633
Cost of revenue
Direct costs	223,287	1,169,051	638,568	3,197,300
Depreciation expense	4,772	50,292	40,798	74,404

Total cost of revenue	228,059	1,219,343	679,366	3,271,704

Gross profit	(46,047)	333,382	179,663	862,929

Selling, general and administrative expenses	1,137,200	3,303,148	2,117,331	3,351,244

Loss from operations	(1,183,247)	(2,969,766)	(1,937,668)	(2,488,315)
Interest expense	—	(277,833)	(44,142)	(511,584)
Other (loss)	—	(42,050)	—	—

Loss before provision for taxes	(1,183,247)	(3,289,649)	(1,981,810)	(2,999,899)
Provision for taxes	800	800	800	800

Net loss	$(1,184,047)	$(3,290,449)	$(1,982,610)	$(3,000,699)

Basic and diluted net loss per share	$ (0.69)	$ (1.45)	$ (0.90)	$(1.12)
Dividends accumulated for the period on cumulative preferred stock	$ (0.02)	$ (0.04)	$ (0.03)	$ (0.03)

Net loss attributable to common stock per share	$ (0.71)	$ (1.49)	$ (0.93)	$ (1.15)

Weighted average number of common shares outstanding
– basic and diluted	1,717,748	2,272,711	2,204,644	2,668,228

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Shareholders’ Deficiency
for the Period from Inception (January 13, 2003) to
September 30, 2005

	Series A		Series B
	Preferred Stock		Preferred Stock		Common Stock		Additional	Accum-
							Paid-in	ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of
January 1, 2003	—	$ —	—	$ —	—	$ —	$ —	$ —	$ —
Stock issued to
founders for
services rendered	—	—	—	—	1,520,000	9,500	—	—	9,500
Stock issued for cash	499,999	625,000	—	—	—	—	—	—	625,000
Stock issued for
employee
compensation	—	—	—	—	322,000	257,600	—	—	257,600
Stock issued in
payment of interest	—	—	—	—	20,000	16,000	—	—	16,000
Stock issued in
payment of services	—	—	—	—	33,000	10,618	25,600	—	36,218
Net loss since
inception	—	—	—	—	—	—	—	(1,184,047)	(1,184,047)

Balance as of
December 31, 2003	499,999	$625,000	—	—	1,895,000	$ 293,718	$ 25,600	$(1,184,047)	$ (156,618)
Stock issued for cash,
net of reacquisition of
12,500 shares for $75,000			454,500	859,000	—	—	—	—	859,000
Stock issued in
payment of services	—	—	—	—	66,489	83,111	—	—	83,111
Stock issued for
employee
compensation	—	—	—	—	428,572	490,264	—	—	490,264
Stock issued for
Board of Directors
compensation	—	—	—	—	70,000	83,000	—	—	83,000
Stock issued in
payment of interest	—	—	—	—	174,000	217,500	—	—	217,500
Beneficial conversion
feature on
convertible debt	—	—	—	—	—	—	754,386	—	754,386
Fair value of stock
option issued to
consultant	—	—	—	—	—	—	5,100	—	5,100
Net loss for the year	—	—	—	—	—	—	—	(3,290,449)	(3,290,449)

Balance as of
December 31, 2004	499,999	$625,000	454,500	$859,000	2,634,061	$1,167,593	$785,086	$(4,474,496)	$(1,037,817)

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Shareholders’ Deficiency
for the Period from Inception (January 13, 2003) to
September 30, 2005

	Series A		Series B
	Preferred Stock		Preferred Stock		Common Stock		Additional	Accum-
							Paid-in	ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of
December 31, 2004	499,999	$625,000	454,500	$859,000	2,634,061	$1,167,593	$ 785,086	$(4,474,496)	$(1,037,817)

Repurchase of stock
issued	—	—	—	—	(125,000)	(128,000)	128,000	—	—
Beneficial
conversion feature
on convertible
debt	—	—	—	—	—	—	716,667	—	716,667
Fair value of issued
warrants	—	—	—	—	—	—	147,368	—	147,368
Fair value of stock
option issued to
consultant	—	—	—	—	—	—	12,080	—	12,080
Stock issued in
payment of interest	—	—	—	—	18,000	22,500	—	—	22,500
Stock issued in
acquisition of Trust
One	—	—	—	—	10,000	12,500	—	—	12,500
Net loss for the
period	—	—	—	—	—	—	—	(3,000,699)	(3,000,699)

Balance as of
September 30, 2005
(Unaudited)	499,999	$625,000	454,500	$859,000	2,537,061	$1,074,593	$1,789,201	$(7,475195)	$(3,127,401)

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Cash Flows

	Period from
	inception
	(January 13,		Nine Months
	2003)		Ended
	to	Year Ended	September 30,
	December 31,	December 31,
	2003	2004	2004	2005

			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,184,047)	$(3,290,499)	$(1,982,610)	$(3,000,699)
Adjustments to reconcile net loss to cash used in
operating activities:
Depreciation expense	11,351	52,490	41,590	107,167
Common stock issued in payment of interest expense	293,718	178,111	—	22,500
Common stock issued in payment of salaries	—	484,764	802,161	12,080
Common stock issued in payment of director fees	—	83,000	—	—
Debt discount	—	759,486	—	169,535
Fair value of issued warrants	—	128,000	—	147,368
Increase (decrease) in cash from changes in assets and liabilities
Accounts receivable	(46,183)	(333,495)	(477,397)	(777,993)
Inventories	(6,919)	(67,125)	(27,061)	40,589
Other current assets	(4,255)	(55,640)	(26,020)	(125,011)
Accounts payable and accrued expenses	164,584	366,357	282,699	620,206
Accrued salaries and wages	67,897	505,990	97,008	551,151
Accrued interest payable	901	69,843	32,473	250,365

NET CASH USED IN OPERATING ACTIVITIES	(702,953)	(1,118,718)	(1,257,157)	$(1,982,742)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(95,307)	(198,827)	(155,907)	(206,180)
Cash acquired in acquisition of Trust One Termite	—	—	—	9,083

NET CASH USED IN INVESTING ACTIVITIES	(95,307)	(198,827)	(155,907)	(197,097)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from notes payable	150,000	824,563	501,620	2,950,000
Bank overdraft	—	—	104	—
Payments on short term notes payable	—	(50,000)	—	(6,455)
Deferred offering costs	—	(74,750)	—	(404,264)
Proceeds from issuance of Series A Preferred Stock	650,600	—	—	—
Proceeds from issuance of Series B Preferred Stock	—	859,000	909,000	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	800,600	1,558,993	1,410,724	2,539,281

INCREASE (DECREASE) IN CASH	2,340	241,448	(2,340)	359,442
CASH BEGINNING OF PERIOD	—	2,340	2,340	243,788

CASH END OF PERIOD	$ 2,340	$ 243,788	$ —	$ 603,230

SUPPLEMENTAL DISCLOSURES FOR CASH
FLOW INFORMATION—
Cash paid for interest	$ —	$ 54,785	$ 9,182	$ 41,387
Cash paid for income taxes	—	—	—	—
Non-cash investing transactions - Trust One Termite
Vehicles and equipment	—	—	—	5,730
Other current assets	—	—	—	2,233
Goodwill	—	—	—	4,397
Accounts payable	—	—	—	(7,362)
Long term notes payable	—	—	—	(1,581)

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 1.   Organization and Nature of Operations

Organization

American Mold Guard, Inc. (the “Company”) commenced operations in September 2002 and was incorporated under the laws of the State of California on January 13, 2003.

Nature of Operations

The Company’s principal business is providing mold prevention and restoration services to the residential home building industry. The Company focuses it efforts on single and multi-family residential new construction. Currently, the Company operates 11 service centers in four states - California, Florida, Texas and Louisiana. Through its wholly-owned subsidiary, Trust One Termite, Inc. (“Trust One”), the Company also provides termite control services.

Acquisition of Trust One Termite, Inc.

The Company acquired Trust One on February 1, 2005. Under the terms of the acquisition the Company issued 10,000 shares of its common stock for all the issued and outstanding shares of Trust One. The acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations.” The shares were valued at $12,500, based on the estimated fair value of the Company’s common stock at the day of the acquisition of $1.25 per share. The results of Trust One’s operations have been included in the consolidated financial statements since the date of the acquisition.

All assets and liabilities of Trust One have been recorded in the Company’s consolidated balance sheet based on the fair values at the date of acquisition. Goodwill relating to the purchase was $4,397. The principal asset of Trust One is a pest control service provider license issued by the State of California.

The following table details the allocation of the purchase price:

Estimated
Fair Value

Cash	$ 9,083
Vehicles and equipment	5,730
Other current assets	2,233
Goodwill	4,397
Accounts payable	(7,362)
Short term notes payable	(1,581)

Total	$12,500

The pro forma financial results set forth below reflect certain operational data of the Company as if the acquisition of Trust One took place on January 13, 2003, the date of the Company’s incorporation.

	2003	2004

Net revenue	$ 489,383	$ 1,997,193
Net loss	$ (1,149,084)	$(3,276,474)
Loss per common share	$ (0.52)	$ (1.11)
Weighted average common shares outstanding	2,227,748	2,907,113

Zero Plus

Zero Plus, LLC (“Zero Plus”) was formed on April 5, 2005 by the Company and Electronic Aquagenics Unlimited (“EAU”) for the purpose of marketing and selling the products and services of EAU. Zero Plus is owned 50% by the Company and 50% by EAU. The Company and EAU agreed that the Company would provide sales and marketing expertise and EAU would supply the funding. The Company’s President devoted substantially all of his time to developing a marketing strategy and program for Zero Plus. Zero Plus was initially capitalized with cash of $83,000, all of which was provided by EAU. In May and July 2005, EAU invested an additional $50,000.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 1.   Organization and Nature of Operations (continued)

As of September 30, 2005, Zero Plus had an equity deficit of $113,126 and a working capital deficit of $131,584. In December 2005, the Company sold its 50% interest in Zero Plus to EAU. (See Note 12 - Subsequent Events.)

The Company accounts for its investment in Zero Plus using the equity method of accounting. In exchange for its 50% ownership interest, the Company is providing back office support services to Zero Plus. Each month, the Company increases its investment in Zero Plus and recognizes income for the estimated fair value of the back office support services provided to Zero Plus. Each month the Company also recognizes its proportionate share of Zero Plus’ net loss to the extent that such amount does not exceed its investment in Zero Plus. As of September 30, 2005, the Company’s basis in its investment in Zero Plus is $0.

Note 2.   Going Concern and Management’s Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s historical financial performance, its current financial condition and the uncertainty as to whether the Company will be able to obtain additional financing, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has suffered recurring operating losses since inception and for the year ended December 31, 2004, the Company incurred a net loss of $3,290,449, had a working capital deficiency of $992,792, an accumulated deficit of $4,474,496 and negative shareholders’ equity of $1,037,817. Although the Company realized revenue gains for the nine months ended September 30, 2005, the Company incurred a net loss of $3,000,699 for the period and as of that date had a working capital deficiency of $2,764,569 an accumulated deficit of $7,475,195 and negative shareholders’ equity of $3,127,401. The Company’s ability to continue as a going concern depends on its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. There is no assurance that the Company will be successful in obtaining sufficient capital, whether through the sale of equity or debt securities. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company cease to continue operating as a going concern.

On July 16, 2005, the Company signed a letter of intent with Paulson Investment Company (the “Underwriter”) to make a firmly underwritten initial public offering (the “IPO”). As currently contemplated, in the IPO the Company will offer 1,100,000 units, each consisting of two shares of the Company’s common stock, no par value (the “Common Stock”), two Class A redeemable common stock purchase warrants (the “Class A Warrants”) and one Class B redeemable common stock purchase warrant (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).

As currently contemplated, the initial public offering price of the units is expected to be between $12.00 and $14.00 per unit or $13.2 million to $16.4 million in the aggregate. The net proceeds to the Company, after paying underwriting commissions, a non-accountable expense allowance and other offering costs, are expected to be approximately $12.0 million. The Company has granted the Underwriter an “over-allotment” option under which the Underwriter may purchase up to 165,000 units from the Company resulting in additional gross proceeds of approximately $2.0 million. The Company intends to use the net proceeds from the IPO to repay debt, to open new service centers and for working capital and general corporate purposes. Under the terms of the letter of intent, the Company agreed that at the time the IPO is effective it will not have more than 1.4 million shares issued and outstanding. In order to comply with this condition, the Company will have to effect a reverse stock split prior to the IPO. There can be no assurance that the IPO will be consummated on the terms currently contemplated, if at all.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 3.    Summary of Critical Accounting Policies

Principles of Consolidation

These consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Trust One. All significant inter-company accounts and transactions are eliminated upon consolidation. The operations of Zero Plus are not consolidated because the Company bears no obligation to invest capital or to fund cash flow deficits; EAU bears all risks of cash losses.

Basis of Presentation

The consolidated financial statements for the nine months ended September 30, 2005 and 2004 included are unaudited but have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements for the nine months ended September 30, 2004 and 2005 reflect all adjustments of a normal and recurring nature, which are, in the opinion of management, necessary to present fairly the financial position, results of operations, and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results for any other interim period or for the fiscal year taken as whole.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (as determined by the first-in, first-out method) or market and consist primarily of raw materials.

Deferred Offering Costs

Direct costs incurred in connection with the Company’s sale of the Unsecured Notes (see Note 6) during the year ended December 31, 2004 and the IPO during the nine months ended September 30, 2005, principally legal expenses, are capitalized. The costs related to the Unsecured Notes are being amortized over the life of the Unsecured Notes. The Company will be offsetting the costs associated with the IPO against the proceeds in the period in which the proceeds are received. In the event the IPO is unsuccessful, the Company will charge these costs to operations.

Property and Equipment

Property and equipment are recorded at cost. The Company provides for depreciation over estimated useful lives ranging from three to five years, using the straight-line method. Leasehold improvements and capitalized leased equipment are amortized over the life of the related non-cancelable lease. Repair and maintenance expenditures that significantly add to the value of the property, or prolong its life, are capitalized. Repair and maintenance expenditures that do not significantly add to the value of the property, or prolong its life, are charged to expense as

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 3.    Summary of Critical Accounting Policies (continued)

incurred. Gains and losses on dispositions of property and equipment are included in the related period’s statement of operations.

Impairment of Long-Lived Assets

The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether or not such assets are deemed to be a business. SFAS No. 144 also modifies the accounting and disclosure rules for discontinued operations. Management did not note any indicators of impairment during the periods ended December 31, 2003, December 31, 2004 and September 30, 2005.

Income Taxes

The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amount at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income” which establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. The Company did not have any items of other comprehensive income as of December 31, 2003 and 2004 or for the nine months ended September 30, 2004 and 2005.

Revenue Recognition

Revenue is based on contracts for agreed upon fees entered into with customers for the services to be completed and is recognized when the service is completed, the amount of the service and contract value is determinable and collection is reasonably assured. The resulting accounts receivable are reported at their principal amounts adjusted for an estimated allowance for uncollectible amounts, if appropriate. The Company does not require collateral on its accounts receivable.

Product Warranties

The Company provides a general warranty on its services that extends for the entire “statute of repose,” the period during which, under the various state laws, builders have continuing liability for construction defects. In general, the period of continuing liability is between ten and fifteen years depending upon the state in which the service has been provided. The warranty covers both property damage and personal injury arising from mold contamination on any surface treated by the Company. The personal injury portion of the warranty is supported by a $2 million pollution liability mold giveback provision under the Company’s general liability policy. The Company estimates its exposure to warranty claims based upon historical warranty claim costs. Management reviews these estimates on a regular basis and adjusts the warranty provisions as actual experience differs from historical estimates or other information becomes available. However, the Company does not have, at this time, sufficient experience to determine if a reserve is required and/or if the coverage under the general liability policy is sufficient should claims be filed against the Company. To date, the Company has not been required to perform under the terms of its warranty provisions, and management is not aware of any pending or threatened claims. As a result, the

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 3.    Summary of Critical Accounting Policies (continued)

accompanying consolidated financial statements do not include any accruals or provisions associated with future product warranty expenditures.

Stock-based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” defines a fair value based method of accounting for stock-based compensation for stock options granted to employees and non-employees. The Company measures employee compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) whereby compensation expense is recognized for the excess, if any, of the fair value of the Company’s common stock over the option price on the date the option is granted. No such compensation expense was recognized during the period from inception, January 13, 2003, through September 30, 2005. The Company recognizes expense related to grants of options/warrants to non-employees in accordance with the fair value provisions of SFAS No. 123.

If the Company had adopted the fair value provisions of SFAS No. 123 for employee stock options, in connection with options issued during the year ended December 31, 2004, the Company would have recorded deferred compensation of $181,919 (using the Black-Sholes method of valuation with a volatility ranging from 44.6% to 48.9%, a discount rate ranging from 2.184% and 3.109%, a term of five years and no dividends). If the Company had adopted the fair value provisions of SFAS No. 123 for employee stock options, in connection with the options issued during the nine months ended September 30, 2005, the Company would have recorded compensation of $70,511 (using a Black-Sholes method of valuation with a volatility ranging from 48.2% to 54.7%, discount rate of 3.109%, a term of five years and no dividends). The grants vest over a period of three years with one-third vesting after one year and the remaining two-thirds vesting ratably over the eight remaining quarters.

The pro forma loss assuming implementation of SFAS No. 123 is as follows:

			Nine Months	Nine Months
	From January 13, 2004	Year Ended	Ended	Ended
	(inception through	December 31,	September 30,	September 30,
	December 31, 2003	2004	2004	2005

			(unaudited)
Net loss, as reported	$(1,184,047)	$(3,290,449)	$(1,982,610)	$(3,000,699)
Add: Stock-based compensation
expense recorded in accordance
with APB No. 25	—	—	—	65,253

Deduct: Additional stock-based
employee compensation expense
determined under fair value
based method for all awards,
net of tax effects	—	(181,919)	(171,997)	(70,551)

Pro Forma net loss	$(1,184,047)	$(3,472,368)	$(2,154,607)	$(3,005,997)

Net loss per share:

Basic – as reported	$(0.53)	$(1.14)	$(0.71)	$ 0.84)

Basic – pro forma	$(0.53)	$(1.20)	$(0.78)	$(0.84)

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 3.    Summary of Critical Accounting Policies (continued)

Risk Management

The Company is not exposed to significant credit concentration risk, interest rate or hedging risks. The Company’s functional currency is the US dollar. The Company is not exposed to foreign exchange risk and the Company is not a party to any derivative transactions.

Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, other current assets, accounts payable and accrued liabilities, accrued salary and wages, accrued interest payable and short term debt approximates their fair value because of the short maturity of these instruments.

Per Share Information

The Company presents basic earnings (loss) per share (“EPS”) and diluted EPS on the face of the statements of operations. Basic EPS is computed as net income (loss) divided by the weighted average number of shares of Common Stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur from shares of Common Stock issuable through stock options, warrants, and other convertible securities which are exercisable during or after the reporting period. In the event of a net loss, such incremental shares are not included in EPS since their effects are anti-dilutive. Securities that could potentially dilute basic EPS in the future, that were not included in the calculation of diluted EPS because to do so would have been antidilutive, aggregate -0- for the period beginning January 13, 2003 (inception) and ended December 31, 2003 and 400,000, 400,000 and 2,449,369 for the periods ended December 31, 2004, September 30, 2004 and September 30, 2005, respectively.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs” which amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in APB Opinion No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of APB 43, Chapter 4, previously stated that “. . .under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, and an amendment to APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 153 eliminates certain differences in the guidance in APB 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to APB 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” which amends SFAS 123 and APB 25. SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements based on estimated fair values. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instru-

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 3.    Summary of Critical Accounting Policies (continued)

ments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments. This statement is effective (1) for public companies qualifying as “small business issuers” (as defined by the Securities and Exchange Commission), as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management intends to adopt this policy for the quarter ending March 31, 2006. Management is currently assessing the effect of SFAS 123(R) on the Company’s financial statements, however, management expects the adoption of this statement to increase the Company’s stock-based compensation charges.

Note 4.    Property and Equipment

Property and equipment consisted of the following:

	December31,	September 30,
	2004	2005

		(unaudited)
Vehicles	$220,327	$ 419,248
Office furniture and fixtures	73,807	86,796
Accumulated depreciation	(63,841)	(171,006)

Property and equipment, net	$230,293	$ 335,038

Note 5.    Income Taxes

The Company had net operating losses during the period from inception to December 31, 2003, for the year ended December 31 2004 and for the nine months ended September 30, 2005 and, as a result, has not recorded a provision for federal income taxes in the accompanying Consolidated Statements of Operations.

For the periods ended December 31, 2003 and 2004, the Company incurred net losses of $1,184,047 and $3,290,449, respectively. For the nine months ended September 30, 2004 and 2005, the Company incurred net losses of $1,982,610 and $3,000,699, respectively.

For the periods ended December 31, 2003 and 2004 and for the nine months ended September 30, 2005, the income tax computed at the Federal Statutory rate of 34.0% was fully offset by changes in the valuation allowance.

The accumulated net operating losses for federal tax purposes was $900,867, $3,221,462 and $6,059,580 as of December 31, 2003, December 31, 2004 and September 30, 2005, respectively. The Company has fully offset the net operating loss carryforward by a valuation allowance of an equal amount and the carryforwards will begin to expire in 2023. The utilization of net operating loss carry forwards may be limited based on past and future issuances of common and preferred stock due to the ownership change provisions of Internal Revenue Code Section 382. The net deferred income tax assets have been fully reserved for as of December 31, 2004 and September 30, 2005, as management determined that it is more likely than not that such assets would not be realized. Accordingly, a deferred income tax benefit has not been recorded for any of the periods presented in the accompanying Consolidated Statements of Operations.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 6.    Notes Payable

Notes payable consist of the following:

	December 31,	September 30,
	2004	2005

		(unaudited)
Short term loans:
Unsecured loans	$ 479,245	$ 451,207
Secured loan	170,000	170,000
Unsecured notes	—	2,000,000

Total short term loans payable	$ 649,245	$2,621,207

Long term loans:
10% Convertible notes	$1,000,000	$1,950,000
Less: Debt discount	(724,682)	(1,247,733)

Total long term loans payable	$ 275,318	$ 702,267

Short Term Loans:

2003

Unsecured Loans

On November 1, 2003, the Company borrowed $75,000 from a relative of the president of the Company. Under its original terms, this loan was to be repaid in 90 days. If not, the loan would bear interest at the rate of 10,000 shares of common stock of the Company per month until paid in full. The loan was not repaid and on January 3, 2005, the parties entered into a Settlement Agreement and Mutual General Release under which the Company issued a new $75,000 Promissory Note bearing interest at 7% per annum and a maturity date of December 31, 2006 or 10 business days after the completion of an initial public offering by the Company of its Common Stock, whichever occurs first. The Company also issued a Common Stock purchase warrant covering 250,000 shares of common stock (the “January 2005 Warrants”) in exchange for 110,000 shares of common stock previously earned as interest by the lender. The Company has recorded the estimated fair value of the warrant at $128,000 during the year ended December 31, 2004 as interest expense and additional paid-in capital. As of September 30, 2005, the loan, plus accrued interest of $10,487, remains outstanding. (See Note 9 - Common Stock Purchase Warrants.)

On November 10, 2003, the Company borrowed $25,000 from a shareholder. This loan bears interest at the rate of 7% per annum without an established due date. Interest is accrued monthly and is payable upon the payment of the principal amount. On August 31, 2004, the Company borrowed an additional $15,000 from this investor on the same terms as the November 10, 2003 loan. As of September 30, 2005, the entire $40,000 principal amount remains outstanding. The entire principal amount of the loan and accrued interest will be paid from the net proceeds of the IPO.

2004

Unsecured Loans

During 2004, the Company borrowed an aggregate of $350,000 from five individual investors. The loans bear interest at rates ranging between 7% and 12% per annum which is payable monthly. The loans are past their contractual due dates, however, by oral agreement, the parties have extended the maturity dates of the borrowings until the completion of the IPO. As of December 31, 2004, the aggregate balances of these loans was $344,820. As of September 30, 2005 the aggregate balances was $334,626.

In May 2004, the Company’s president loaned the Company $25,000 on an unsecured basis with interest accruing at the rate of 3% per month. During the period from May 2004 through March 2005, additional advances

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 6.    Notes Payable (continued)

were made and the loan balance ranged from $53,006 to $7,772. The loan was fully repaid in March 2005. The principal balance of the loan at December 31, 2004 was $19,425.

Secured Loan

In April 2004, the Company borrowed $170,000 secured by accounts receivable of the Company. The loan bears an interest rate of 3% per month. As of December 31, 2004 and September 30, 2005, the outstanding balance was $170,000. The loan was due upon the Company receiving payment from the customer for the applicable customer receivables. By verbal agreement the due date has been extended to be repaid in full from the proceeds of the IPO.

2005

Unsecured Notes

On each of July 11, 2005 and August 9, 2005, the Company issued 10% unsecured promissory notes in the principal amount of $200,000 ($400,000 in the aggregate) to the Underwriter. The July note is due July 11, 2006 and the August note is due October 15, 2006. Both notes are payable out of the proceeds of the IPO. As of September 30, 2005, both notes remain outstanding. (See Note 12.)

In September 2005, the Company issued a 10% unsecured promissory notes in the aggregate amount of $100,000 to an individual investor. The note is due on October 31, 2006, or, if earlier, out of the proceeds of the IPO. As of September 30, 2005, the note remained outstanding.

On September 20, 2005, the Company issued $1.5 million aggregate principal amount of its 10% unsecured promissory notes due August 31, 2006 (the “Unsecured Notes”) and the right to receive $1.5 million worth of the Company’s securities (the “Additional Securities”). The purchase price for the notes and the Additional Securities was $1.5 million in cash (the “Purchase Price”), all of which has been received by the Company. The Additional Securities will be issued to the holders of the Unsecured Notes at such time as the Company completes a financing with gross proceeds of $5 million or more (a “Qualified Sale”) and will be identical to the securities issued in the Qualified Sale. If a Qualified Sale does not occur by December 31, 2006, then the holders of the Unsecured Notes will receive an aggregate of 1,200,000 shares of the Common Stock. The Unsecured Notes and the accrued but unpaid interest thereon, are due and payable on the earlier of August 31, 2006 or three business days following the date which the Company completes an equity financing resulting in gross proceeds of at least $3 million.

Long Term Debt

Convertible Notes

On September 30, 2004, the Company entered into a Note Purchase Agreement with an accredited investor under which the investor agreed to purchase up to $4,250,000 aggregate principal amount of the Company’s 10% secured convertible notes (the “Convertible Notes”). Pursuant to this agreement, the Company issued four Convertible Notes having an aggregate principal amount of $1,950,000. Convertible Notes having an original principal amount of $500,000 were issued on each of October 5 and December 9, 2004. A Convertible Note with a principal amount of $350,000 was issued on January 24, 2005 and a Convertible Note having an original principal amount of $600,000 was issued on April 15, 2005. Interest on the Convertible Notes is paid quarterly in arrears at March 31, June 30, September 30 and December 31 of each year beginning June 30, 2005. The Convertible Notes mature on September 30, 2007. After September 30, 2006, the Company may redeem all or a part of the Convertible Notes in minimum increments of $250,000. The holder of the Convertible Notes may convert such notes at any time into shares of the Company’s Series C Convertible Preferred Stock, which, in turn is convertible into shares of the Company’s Common Stock. The conversion price is $1.14.

Simultaneously with its issuance of the $600,000 Convertible note on April 15, 2005, the Company also issued a warrant to purchase 500,000 shares of Common Stock exercisable at $2.00 per share (the “April 2005

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 6.    Notes Payable (continued)

Warrants”). The Company has recorded the relative estimated fair value of the warrant of $147,368 as debt discount and additional paid-in capital in the nine month period ended September 30, 2005. (See Note 8.)

Based on the effective conversion rate, the Company calculated the estimated value of the beneficial conversion feature associated with the Convertible Notes to be $1,471,053. Such amount is accounted for as a debt discount and is being amortized to interest expense over the life of the notes. Interest expense charged for the year ended December 31, 2004 and for the nine months ended September 30, 2005 was $29,704 and $316,426, respectively.

In September 2005, in order to facilitate the completion of the sale of the Unsecured Notes and the contemplated IPO, the Company and the holders of the Convertible Notes entered into an agreement that, among other things, provided as follows:

•	The holders of Convertible Notes waived the right to convert those notes into shares of Series C Preferred Stock before February 17, 2006.

•	The Convertible Notes will become immediately due and payable upon the completion a firm commitment underwritten public offering generating gross proceeds in excess of $4 million before February 17, 2006.

•	Upon the successful completion of the IPO, the Company will issue to the holder of the Convertible Notes 666,667 Class A Warrants and 333,333 Class B Warrants in exchange for the April 2005 Warrants and to register those warrants and the underlying shares of common stock simultaneously with the registration of the securities to be offered in the IPO.

Maturities of notes payable as of September 30, 2005 are as follows:

2005	$ -0-
2006	2,621,207
2007	1,950,000

$4,571,207

Note 7.    Capitalization

Series A Preferred Stock

On May 1, 2003, the Company sold 499,999 shares of its Series A Preferred Stock for $1.25 per share realizing gross proceeds of $625,000. The Series A Preferred Stock is convertible into shares of Common Stock at the ratio of one share of Common Stock for each Series A Preferred share. The Series A Preferred Stock has an 8% cash dividend rate if and when declared by the Board of Directors. The Series A Preferred Stock will automatically convert into shares of common stock upon the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, at a public offering price equal to or exceeding $4.00 per share of Common Stock and the aggregate net proceeds to the Company and/or any selling shareholders exceed $10,000,000. The Series A Preferred Stock has a liquidation preference equal to $1.25 per outstanding shares, or $624,999 (the “Series A Liquidation Value”), plus accrued and unpaid cumulative dividends. Dividends on the Series A Preferred Stock accrue cumulatively on a daily basis at 8% per annum of the Series A Liquidation Value. As of December 31, 2004 and September 30, 2005, dividends in arrears are $83,000 and $121,000, respectively. No dividends have been declared by the Board of Directors.

Series B Preferred Stock

During the period February through September 2004, the Company sold 467,000 shares of its Series B Preferred Stock for $2.00 per share resulting in gross proceeds of $934,000. In September 2004, the Company repurchased 12,500 shares of the Series B Preferred Stock for a note payable in the amount of $75,000. The premium paid, or $4.00 per share, was treated as a reduction to paid-in-capital. As a result, there are currently 454,500 issued and outstanding shares of Series B Preferred Stock and the net proceeds from the sale of those shares were $859,000. The Series B Preferred Stock is convertible into shares of Common Stock at the ratio of one share of

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 7.    Capitalization (continued)

Common Stock for each Series B Preferred share. The Series B Preferred Stock will automatically convert into Common Stock upon the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, at a public offering price equal to or exceeding $4.00 per share of common stock and the aggregate net proceeds to the Company and/or selling shareholders exceed $10,000,000. The Series B Preferred Stock has a liquidation preference, after payment in full to the holders of Series A Preferred Stock, equal to $4.00 per outstanding share, or $2,272,500 (the “Series B Liquidation Value”). The Company has the right at any time to redeem all or a portion of the outstanding shares of the Series B Preferred Stock, at any time by paying to the holders the Series B Liquidation Value. Dividends on the Series B Preferred Stock accrue cumulatively on a daily basis at 8% per annum of the Series B Liquidation Value. As of December 31, 2004 and September 30, 2005, dividends in arrears are $68,000 and $120,000, respectively. No dividends have been declared by the Board of Directors.

In September 2005, in order to facilitate the completion of the sale of the Unsecured Notes and the contemplated IPO, the holders of the Series A and Series B Preferred Stock agreed that if the Company completes a firm commitment underwritten public offering generating gross proceeds in excess of $4 million before February 17, 2006, the Series A and Series B Preferred Stock will automatically convert into shares of Common Stock at the then applicable conversion rate.

Series C Preferred Stock

The Company has designated 5,000,000 shares of its Preferred Stock as Series C Convertible Preferred Stock to accommodate the conversion of the Convertible Notes Payable. (See Note 6 - Notes Payable.) As of September 30, 2005, no shares of Series C Preferred Stock have been issued.

Common Stock

2003

During the period from January 13, 2003 through December 31, 2003, the Company issued 1,961,489 shares of Common Stock as follows:

–	1,520,000 shares to the two founders of the Company and an investor at $0.00625 per share in exchange for services provided.

–	33,000 shares at an average price of $0.94 per share in payment of legal services provided for a total of $10,618.

–	322,000 shares at $0.80 per share in payment of salaries for a total of $257,600.

–	20,000 shares at $0.80 per share in payment of interest expenses for a total of $16,000.

2004

During the year ended December 31, 2004, the Company issued 739,061 shares of Common Stock as follows:

–	66,489 shares at an average price of $1.25 per share in payment of legal services for a total of $83,111.

–	428,572 shares at an average price of $1.14 per share in payment of salaries for a total of $490,264.

–	70,000 shares at an average price of $1.19 per share in payment of Board of Director fees for a total of $83,000.

–	174,000 shares at a price of $1.25 per share in payment of interest expenses for a total of $217,500.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 7.    Capitalization (continued)

2005

During the nine months ended September 30, 2005, the Company issued 28,000 shares of Common Stock as follows:

–	10,000 shares at a price of $1.25 per share for the acquisition of Trust One. (See Note 1).

–	18,000 shares at a price of $1.25 per share in payment of interest expenses for a total of $22,500.

Also during the period, the Company repurchased 125,000 shares of Common Stock at an average price of $1.02, for an aggregate of $128,000, which were previously issued in payment of interest and, in exchange, issued the January 2005 Warrants. The Company estimated the fair value of the warrant at $128,000 and recorded such amount as paid-in capital. (See Note 6 - Notes Payable.)

Note 8. Common Stock Purchase Warrants

Listed below is the warrant activity of the Company for the periods presented;

		Weighted	Weighted
		Average	Average
	Underlying	Exercise	Contractual
	Shares	Price	Life

Balance, December 31, 2004	—	$—	—
Granted during the period -
January 2005 Warrants	250,000	1.25	2.00 years
April 2005 Warrants	500,000	2.00	3.00 years

Balance, September 30, 2005	750,000	1.75	2.14 years

The January 2005 Warrants entitle the holder thereof to purchase up to 250,000 shares of Common Stock at any time up to January 3, 2007 at a purchase price of $1.25 per share. In connection with the issuance of the January 2005 Warrants (see Notes 6 and 7), the Company estimated the fair value of such warrants to be $128,000 using the Black-Sholes valuation model (conversion price of $1.25, expected term of 5 years, volatility of 37.5%, discount rate of 5% and no dividends, present value of warrant $0.51 per share.)

The April 2005 Warrants entitle the holder thereof to purchase up to 500,000 shares of Common Stock at any time until April 15, 2008 at a purchase price of $2.00 per share. In connection with the issuance of the April 2005 Warrants, the Company recorded $147,368 of debt discount, which it charged against the face value of the $600,000 Convertible Notes issued in April. (See Note 6 - Notes Payable.)

Note 9.    Stock Option Plans

The shareholders of the Company approved the Equity Incentive Plan (the “Plan”) on April 28, 2003, which provides for the issuance of up to an aggregate of 1,000,000 shares of Common Stock or options covering shares of Common Stock. Options granted under the Plan generally vest as to one-third after 12 months while the remainder vests ratably in quarterly installments over the next two years. All unexercised options expire after five years from the date of grant.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 9.    Stock Option Plans (continued)

A summary of the status of the plan and changes during the period from inception, January 13, 2003, through September 30, 2005 is as follows:

	Option	Exercise
	Grants	Price

Beginning Balance, January 13, 2003 (inception)	—	—
Granted during period	—	—
Balance, December 31, 2003	—	—
Granted during the year	400,000	$1.25

Balance, December 31, 2004	400,000	$1.25
Granted during the period	236,500	$1.25
Cancelled during the period	(84,000)	$1.25

Balance, September 30, 2005 (Unaudited)	552,500	$1.25

A summary of stock options outstanding is as follows:

	Options Outstanding			Options Exercisable

Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Fixed Options Range	Outstanding	Life	Price	Exercisable	Price

As of December 31, 2004	400,000	4.70 years	$1.25	10,000	$1.25
As of September 30, 2005	552,500	4.16 years	$1.25	188,125	$1.25

In connection with a stock option grant of 10,000 shares issued in the first quarter of 2004 to a consultant to the Company, compensation expense of $5,100 has been recorded using the Black-Sholes valuation model (expected term of 5 years, volatility of 37.5%, discount rate of 5% and no dividends and an option value of $0.51).

During the year ended December 31, 2004, the Company issued options to purchase a total of 400,000 shares of common stock to employees of the Company. The options vest over a three year period with one-third vesting after one year and the remaining two thirds vesting ratably over the 8 remaining quarters.

Note 10.    Commitments and Contingencies

Lease Commitments

The Company’s executive offices had been located in Irvine, California until November 2005 at which time it relocated to San Juan Capistrano, California. The Company’s executive offices will be housed in a temporary location until April 2006 at which time it expects to move into permanent quarters. The Company operates out of regional service centers under leases with terms ranging from 12 to 36 months and leases vehicles for terms ranging from 36 to 48 months.

Future minimum lease payments under these leases as of September 30, 2005 are as follows:

2005	$ 56,212
2006	211,534
2007	145,783
2008	93,422
2009	32,839

$539,790

Rent expense was $38,849, $116,971, $80,051 and $145,260 for the period from inception through December 31, 2003, the year ended December 31, 2004 and for the nine months ended September 30, 2004 and 2005, respectively.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 10. Commitments and Contingencies (continued)

Employment Agreements

On January 1, 2004, the Company entered into employment agreements with its chief executive officer and its president, and on July 1, 2004 the Company entered into an employment agreement with its chief financial officer who, in August 2005, was also named chief operating officer. Each of the agreements have a term of five years and automatically renew for successive three-year terms unless either party to the agreement gives written notice, 90 days prior to the end of the agreement, not to renew the agreement. In the event the Company terminates the employment of an individual for any reason other than death, disability or “justifiable cause” (defined to include any willful breach by the executive of his duties under the agreement or the executive’s conviction of any crime involving the property of the company or any crime constituting a felony), the executives would be entitled to a severance payment of 24 months of the then current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a “change of control” or by the executive for “good reason’ (defined to include a relocation of the executive’s workplace to a location more than 30 miles from Irvine, California and a material reduction of the executive’s base salary, duties and authority of position), then the executive is entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occurs and a lump sum payment equal to three times his highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of termination.

The initial base salary of the chief executive officer and the president is $120,000. The initial base salary of the chief financial/chief operating officer is $120,000.

The base salaries of the executives increases based on the Company achieving various revenue milestones as set forth below:

CEO and President		Operating CFO/COO

Quarterly
Revenue	Base Salary	Base Salary

$ 500,000	$170,000	$120,000
$1,000,000	$220,000	$150,000
$2,500,000	$270,000	$180,000
$4,000,000	$320,000	$210,000
$5,500,000	$370,000	$240,000
$7,000,000	$420,000	$270,000
$8,500,000	$470,000	$300,000

Income tax returns

To date, the Company has not filed federal or state income tax returns for 2003 and 2004. The Company does not believe that there are any taxes due as a result of the operating losses sustained since inception of operations.

Success Fee

Upon the successful completion of the IPO, the Company will issue to its counsel approximately 193,271 shares of Common Stock.

Note 11. Concentrations

Cash

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company maintains its cash balances at financial institutions that management believes possess high-credit quality, and related cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004 and September 30, 2005, the Company had $143,788 and $484,665, respectively, in excess of federally insured limits.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 11. Concentrations (continued)

Customers

Management believes that concentrations of credit, with respect to trade receivables, are minimized by the Company’s customer base. The table below reflects the percent of revenues that were derived by the number of customers listed in the period, the period ending receivable from the customer(s) and the customers’ receivable balance as to total receivable balances for the period:

	Period
	Ended		Nine Months Ended
	December 31,		September 30,

	2003	2004	2004	2005

Revenue –
Percentage	35.7%	30.0%	25.9%	30.9%
Number of customers	2	1	2	1
Receivables of above customers	$14,490	$61,371	$222,320	$224,789
Percent of total receivables	28.2%	5.3%	42.5%	21.1%

Vendors

The table below reflects the percent of raw materials consumed in cost of revenues are derived by the number of vendors listed in the period and the period ending payable to the vendors as a percentage of total accounts payable:

	Year Ended		Nine Months Ended
	December 31,		September 30,

	2003	2004	2004	2005

Material portion of cost of sales
Percentage	78%	90%	99%	85%
Number of vendors	1	2	2	3
Percent of total accounts payable	17.4%	25.6%	18.9%	22.2%

Note 12. Subsequent Events (audited)

On October 3, 2005, the Company paid $20,000 to the Underwriter against the July 11, 2005 unsecured note payable. (See Note 6 - Notes Payable.)

On November 28, 2005, the Company issued a 10% unsecured promissory note in the principal amount of $200,000 to an individual investor. The note is due on the earlier of January 1, 2007 or upon the completion of a public offering. As an inducement, the Company’s chief executive officer has agreed to transfer 58,333 shares of his common stock to the holder of the note upon the completion of a public offering.

Effective November 30, 2005, the president of the Company resigned his position, but will continue to serve as a member of the Company’s Board of Directors. Under the terms of the Severance Agreement and Mutual General Release, the Company agreed as follows: (i) It will pay Mr. Barnes $244,481 on account of accrued but unpaid salary in semi-monthly installments of $7,500 beginning in December 2005 until the IPO is completed, at which time it will make a lump sum payment equal to the lesser of (x) the balance due and (y) $119,078. If any amount remains unpaid after the lump sum payment, it will be paid to Mr. Barnes in 12 consecutive equal monthly installments. (ii) It will pay Mr. Barnes $440,000 as severance pay in 12 consecutive monthly installments of $36,666.66, commencing 30 days after the IPO is completed. If the IPO is not completed by April 1, 2006, then the Company will begin making monthly payments of $25,000 on account of both accrued salary and severance pay commencing on that date until the total of Mr. Barnes’ accrued salary and severance payment has been paid in full. If the IPO is completed before the entire amount of accrued and unpaid salary and severance pay is paid in full, the monthly payments will increase so that the balance will be paid no later than the earlier of 12 months after the IPO date. (iii) It will pay Mr. Barnes a commission equal to 20% of the purchase price for the Company’s interest in Zero Plus. (iv) On April 1, 2006, the Company will make a payment to Mr. Barnes equal to all accrued and unreim-

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
for the Period from Inception (January 13, 2003) through
December 31, 2004 (Audited) and for the Nine Month Periods Ended
September 30, 2004 and 2005 (Unaudited)

Note 12. Subsequent Events (audited) (continued)

bursed business expenses incurred by him prior to that date and for up to $5,000 for the legal fees and other expenses incurred by him in connection with the preparation of the severance agreement. (v) Mr. Barnes will continue to participate in all of our benefit plans and programs until November 30, 2007. (vi) All of his unvested stock options immediately vested and became exercisable on November 30, 2005. (vii) Any payment under the agreement that is not timely paid will bear interest at a rate equal to the lower of (x) the prime rate in effect from time to time as published in The Wall Street Journal and (y) the highest rate of interest allowed by law.

On December 7, 2005, the Company sold its 50% interest in Zero Plus, LLC to Electric Aquagenics Unlimited (“EAU”) for $80,000. $20,000 of cash was received on December 14, 2005 and the remainder, which is in the form of a promissory note, is due the earlier of January 1, 2006 or the date upon which EAU raises an aggregate of $10 million of debt and/or equity capital. Under the terms of the agreement, all the assets of Zero Plus are assigned to EAU and all liabilities of Zero Plus are assumed by EAU.

Note 13. Subsequent Events (unaudited)

On December 14, 2005, the Company entered into a Joint Marketing Cooperative Endeavor Agreement with Gulf Coast Mold Guard, LLC. The purpose of the agreement is to develop and maintain a public and private consumer awareness program of mold prevention and restoration services provided by the Company in the coastal regions of Louisiana, Mississippi and Alabama. Under the terms of the agreement, Gulf Coast Mold Guard, LLC paid the Company $300,000 so that the Company can hire and maintain personnel and purchase the equipment it needs to provide mold prevention and restoration services in the Gulf Coast region. Under the agreement Gulf Coast Mold Guard, LLC is also obligated, subject to certain conditions, to provide advertising and marketing services at its own cost and expense. In exchange, the Company will pay to Gulf Coast Mold Guard, LLC specified percentages of revenue it earns in the Gulf Coast region.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

Until __________, 2006 (the 25th day after the date of this prospectus) all dealers effecting transactions in our units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,100,000 Units

AMERICAN MOLD GUARD, INC.

____________

PROSPECTUS
____________

PAULSON INVESTMENT
COMPANY, INC.

, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[Alternate Page for Selling Securityholder Prospectus]

PROSPECTUS (Subject to Completion)
Dated January __, 2006

227,660 Class A Warrants
113,830 Class B Warrants
341,490 Shares

AMERICAN MOLD GUARD, INC.

This Prospectus relates to 227,660 Class A and 113,830 Class B redeemable common stock purchase warrants (collectively, the “Warrants”) and the underlying 341,490 shares (the “Shares”) of the common stock of American Mold Guard, Inc., which are being offered for sale by the Selling Securityholder. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. The Class A and Class B warrants are exercisable at any time beginning on _______, 2006 until ______, 2011. We may redeem the Class A warrants at a price of $0.25 per warrant, at any time beginning six months after the date of this Prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after the closing price for our common stock on the Nasdaq Capital Market has equaled or exceeded $_____, for any five consecutive trading days. We may redeem the Class B warrants, at a price of $0.25 per warrant, at anytime beginning six months after the date of this Prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after our gross revenues, as confirmed by audit, for any 12-month period preceding the notice is equal to or greater than $20 million. The Selling Securityholder will receive the Warrants at the closing of our initial public offering in exchange for other warrants of ours that it holds.

We will not receive any of the proceeds from sales of the Warrants or the Shares by the Selling Securityholder. These securities may be offered from time to time by the Selling Securityholder, its pledgees and/or donees, after the effective date of this registration statement through ordinary brokerage transactions in the over-the-counter market or exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholder may not sell any Warrants or Shares until they trade on the Nasdaq Capital Market, which we expect will be the 30th day following the date of this Prospectus.

The Selling Securityholder has not entered into any underwriting arrangement. The Selling Securityholder may pay usual and customary or specifically negotiated brokerage fees or commissions in connection with sales of the Warrants and/or the Shares.

On the date of this Prospectus, the Securities and Exchange Commission declared effective a registration statement, filed under the Security Act, regarding our underwritten public offering of 1,100,000 units, each consisting of two shares of our common stock, two Class A warrants and one Class B warrant, without giving effect to the overallotment option granted to the underwriters to purchase an additional 165,000 units. In connection with the offering of the units, we granted the representative of the underwriter a warrant to purchase 110,000 units. The Warrants are identical to the Class A and Class B warrants included in the units sold in that underwritten public offering.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
SEE “RISK FACTORS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 2006

[Alternate Page for Selling Securityholder Prospectus]

The Offering

Securities offered	227,660	Class A Warrants. See “DESCRIPTION OF SECURITIES” and “SELLING SECURITYHOLDER AND PLAN OF DISTRIBUTION.”

	113,830	Class B Warrants. See “DESCRIPTION OF SECURITIES” and “SELLING SECURITYHOLDER AND PLAN OF DISTRIBUTION.”

	341,490	Shares of common stock, no par value. See “DESCRIPTION OF SECURITIES” and “SELLING SECURITYHOLDER AND PLAN OF DISTRIBUTION.”

Exercise terms		Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to $_____. The Class A and Class B warrants are exercisable at any time after ______, 2006.

Expiration date		__________, 20011

Redemption		We may redeem some or all of the warrants at any time beginning six months after the date of this Prospectus, at a price of $0.25 per warrant, on 30 days notice to the holders. However, we may redeem the Class A warrants only if the closing price for our common stock, as reported on the Nasdaq Capital Market has equaled or exceeded $_____, for any five consecutive trading days. We may redeem the Class B warrants only if our gross revenues, as confirmed by audit for any 12-month period preceding the notice is equal to or greater than $20 million.

Proposed Nasdaq SmallCap Market symbols		Class A Warrants — AMGIW Class B Warrants — AMGIZ Shares — AMGI

Risk factors		This Offering involves a high degree of risk. See “RISK FACTORS.”

2

[Alternate Page for Selling Securityholder Prospectus]

PLAN OF DISTRIBUTION

The Selling Securityholder is free to offer and sell the Warrants and/or the Shares (collectively, the “Securities”) at any time beginning 30 days after the date of this Prospectus at such times, in such manner and at such prices as it determines. The Securities may be offered by the Selling Securityholder in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Securityholder may also use Rule 144 under the Securities Act to sell the Securities if it meets the criteria and conforms to the requirements of that rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of the Securities by the Selling Securityholder. The Selling Securityholder will acquire the Warrants on the date our initial public offering closes, expected to be _______, 2006, in exchange for other warrants of ours that it holds.

The Selling Securityholder has advised us that sales of the Securities may be effected from time to time in transactions (which may include block transactions), that may take place on the over-the-counter market or an exchange, including ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The Selling Securityholder may effect such transactions by selling the Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholder, and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Securityholder, and any broker-dealers that act in connection with the sale of the Securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Securityholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Securityholder will be subject to prospectus delivery requirements under the Securities Act. If any broker-dealers are used by the Selling Securityholder, its pledges and/or donees, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Securities, as principals, any profits received by such broker-dealers on the resale of the Securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholder, its pledges and/or donees, may be deemed to be underwriting commissions. We have agreed to pay all of the costs, expenses and fees in connection with registering the Securities other than brokerage commissions, if any, attributable to the sale of the Securities, which will be borne by the Selling Securityholder, its pledges and/or donees. Furthermore, in the event of a “distribution” of shares any Selling Securityholder, any selling broker-dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934 which prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the Securities in connection with this offering.

3

[Alternate Page for Selling Securityholder Prospectus]

USE OF PROCEEDS

We will not receive any proceeds upon the sale of any of the Securities.

SELLING SECURITY HOLDER

The following table sets forth information with respect to the Selling Securityholder. Once we exchange the Warrants for the other warrants held by the Selling Securityholder, the Selling Securityholder will not own any other securities issued by us.

	Beneficial Ownership of Warrant			Beneficial Ownership after offering
	Prior to Sale			if all Warrants are sold

Selling	Class A	Class B		Class A	Class B
Securityholder	Warrants	Warrants	Shares	Warrants	Warrants	Shares

Crestridge Investments AMG
Moldguard, L.L.C.
400 Continental Boulevard
Suite 160
El Segundo, CA 90245	227,660	113,830	341,490(1)	0	0	0

(1)   Reflects shares underlying the Warrants.

4

[Alternate Page for Selling Securityholder Prospectus]

227,660 Class A Warrants
113,830 Class B Warrants
341,490 Shares

AMERICAN MOLD GUARD, INC.

5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 317 of the California General Corporation Law grants us the power to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

Our Articles of Incorporation provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the California General Corporation Law, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Our Articles of Incorporation also provides that a director will not be personally liable to us or to our shareholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

•	for breach of his or her duty of loyalty to us or to our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 316 of the California General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions); or

•	for any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws and the California General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$ 7,673
NASD fee	$ 7,671
Nasdaq Capital Market listing fee	$ 45,000	*
Pacific Exchange listing fee	$ 25,000
Printing expenses	$120,000	*
Accounting fees and expenses	$ 80,000	*
Legal fees and expenses	$365,000	*
Blue sky filing fees and related attorney fees and expenses	$ 70,000	*
Transfer agent and registrar fees and expenses	$ 3,500	*
Miscellaneous	$ 3,156	*

Total	$727,000	*

*	Estimated.

Item 26. Recent Sales of Unregistered Securities.

In the last three years, we sold the following unregistered securities:

I. Debt Instruments

A.		10% Unsecured Notes Due August 31, 2006 —

In September 2005, we sold $1.5 million aggregate principal amount of our 10% unsecured promissory notes due August 31, 2006 and the right to receive $1.5 worth of units sold in this offering based on the initial public offering price per unit. Paulson Investment Company acted as placement agent. The Unsecured Notes were sold to 39 accredited investors. The gross proceeds were $1.5 million and the placement agent fee was 10%, or $150,000.

B.		Other Unsecured Notes —

	•	In November 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due January 1, 2007 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

	•	In September 2005, we issued a $100,000 principal amount unsecured promissory note bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due August 31, 2006 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $100,000.

	•	On August 9, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the underwriter of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable October 15, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

	•	On July 11, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the underwriter of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable July 11, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

	•	In November 2003, we issued a $75,000 principal amount unsecured promissory note bearing interest at 7% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due December 31, 2006. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $75,000.

C.		Convertible Notes and Warrants —

From September 2004 through April 2005, we issued $1.95 million aggregate principal amount of our 10% secured convertible notes due September 30, 2007. In April 2005, simultaneously with the issuance of a $600,000 Convertible Note, we also issued warrants to purchase 500,000 shares of common stock (171,418 shares post-split). There was no placement agent involved in connection with the sale of the convertible notes. The purchaser of the convertible notes, Crestridge Investments AMG Moldguard, L.L.C., is an accredited investor. The aggregate offering price for the convertible notes and warrants was $1.95 million. No commissions, discounts or placement agent fees were incurred in connection with the sale of the convertible notes.

II. Equity Securities

A.		Series B Preferred Stock —

From February 2004 through September 2004, we issued 467,000 shares of our Series B Preferred Stock to approximately 13 investors. There was no placement agent involved in connection with the sale of the Series B Preferred Stock. All of the purchasers of the Series B Preferred Stock were all accredited investors. The gross proceeds from the sale of the Series B Preferred stock were $934,000.

B.		Series A Preferred Stock —

In July 2003, we issued 499,999 shares of our Series A Preferred Stock to seven investors. There was no placement agent involved in connection with the sale of the Series A Preferred Stock. All of the purchasers of the Series A Preferred Stock were accredited investors. The total gross proceeds from the sale of the Series A Preferred Stock was $625,000.

C.		Common Stock (All share amounts are pre-reverse stock split)

	•	On April 1, 2003, we issued 1,520,000 shares of our common stock to three persons in consideration for past services valued at $9,500 that were rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	800,000	Past services valued at $5,000
KPC, LLC	400,000	Past services valued at $2,500
Brad Barnes	320,000	Past services valued at $2,000

•	On June 26, 2003, we issued 33,000 shares of our common stock to John W. Martin in consideration for legal services valued at $10,618 that were rendered to us by Mr. Martin.

•	On October 1, 2003, we issued 290,000 shares of our common to five persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	70,000	Past services valued at $56,000
KPC, LLC	50,000	Past services valued at $40,000
Brad Barnes	110,000	Past services valued at $88,000
Chris Dunk	50,000	Past services valued at $40,000
John W. Martin	10,000	Past services valued at $8,000

•	On December 19, 2003, we issued 52,000 shares of our common stock to Tom Blakeley in consideration for past services valued at $41,000 that were rendered to us by Mr. Blakeley.

•	On January 16, 2004, we issued 66,489 shares of our common stock to John W. Martin in consideration for legal services valued at $83,111 that were rendered to us by Mr. Martin.

•	On January 29, 2004, we issued 17,500 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	10,000	Past services valued at $8,000
Kevin Turner	7,500	Past services valued at $6,000

•	On February 4, 2004, we issued 46,000 shares of our common stock to three persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Hirschman	18,000	Past services valued at $14,400
Juan Escalante	18,000	Past services valued at $14,400
John W. Martin	10,000	Past services valued at $8,000

•	On March 19, 2004, we issued 12,572 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	5,715	Past services valued at $10,000
Gary Shrigley	6,875	Past services valued at $12,000

•	On March 24, 2004, we issued 100,000 shares of our common stock to Brian Cowley in consideration for past services valued at $80,000 that were rendered to us by Mr. Cowley.

•	On March 31, 2004, we issued 10,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $12,500.

•	On April 15, 2004, we issued 30,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $37,500.

•	On July 9, 2004, we issued 375,000 shares of our common stock to the following nine persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	100,000	Past services valued at $125,000
Brad Barnes	110,000	Past services valued at $137,500
Chris Dunk	20,000	Past services valued at $25,000
Mark Davidson	85,000	Past services valued at $106,250
John W. Martin	30,000	Past services valued at $37,500
Brett Glava	5,000	Past services valued at $6,250
Robert Hurdle	5,000	Past services valued at $6,250
Brian Cowley	10,000	Interest payment due of $12,500
Adrian Turcott	10,000	Interest payment due of $12,500

•	On December 14, 2004, we issued 54,000 shares of our common stock to the following four persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	10,000	Past services valued at $12,500
Brad Barnes	10,000	Past services valued at $12,500
John W. Martin	10,000	Past services valued at $12,500
Brian Cowley	4,000	Interest payment due of $5,000

•	On February 1, 2005, we issued 10,000 shares of our common stock to Ev Gallardo in exchange for all of the issued and outstanding common stock of Trust One Termite, Inc., a California corporation, which shares of common stock of Trust One Termite, Inc. were valued at $12,500.

•	On March 31, 2005, we issued 6,000 shares of our common stock to Brian Cowley in satisfaction of an interest payment that was due to Mr. Cowley in the amount of $7,500.

•	On June 30, 2005, we issued 6,000 shares of our common stock to Brian Cowley in satisfaction of an interest payment that was due to Mr. Cowley in the amount of $7,500.

The foregoing securities were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock certificates or warrants.

Item 27. Exhibits

Exhibit
No.	Description

1	Form of Underwriting Agreement
3.1	Articles of Incorporation, as amended*
3.2	Bylaws*
4.1	Specimen stock certificate*
4.2	Form of warrant agreement, including form of Class A and Class B warrants
4.3	Form of unit certificate*
4.4	Form of representative’s warrant
5.1	Form of opinion of Morse, Zelnick, Rose & Lander, LLP
10.1	American Mold Guard, Inc. Equity Incentive Plan*
10.2	Annual Reward Plan*
10.3	Employment Agreement - Tom Blakeley*
10.4	Employment Agreement - Mark Davidson*
10.5	Severance Agreement and Mutual General Release with Brad Barnes*
10.6	Joint Marketing Cooperative Endeavor Agreement with
Gulf Coast Mold Guard, LLC
21	Subsidiary schedule
23.1	Consent of Haskell & White LLP
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page)

*	To be filed by amendment.

Item 28. Undertakings

A.   The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                    (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) For the purpose of determining liability under the Securities Act to any purchaser:

                    (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (8) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

                    (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Juan Capistrano, State of California on January 6, 2006.

AMERICAN MOLD GUARD, INC.

By:	/s/ THOMAS BLAKELEY

Thomas Blakeley, Chief Executive Officer

   ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Blakeley and Mark Davidson and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

Signature	Title	Date

/s/ THOMAS BLAKELEY	Chief Executive Officer and Chairman of the
Thomas Blakeley	Board of Directors (Principal Executive Officer)	January 6, 2006

/s/ MARK FRANZEN	Chief Financial Officer
Mark Franzen	(Principal Accounting Officer)	January 6, 2006

/s/ BRAD BARNES	Director	January 6, 2006
Brad Barnes

/s/ JOHN W. MARTIN	Director	January 6, 2006
John W. Martin